UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AVNET, INC.
(Name of Registrant as Specified In Its Charter)

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Notice of 2018 Annual Meeting
of Shareholders
and Proxy Statement

AVNET, INC.

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, November 16, 2018

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation ("Avnet"), will be held at Avnet's Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on Friday, November 16, 2018, at 8:00 a.m., local time, for the following purposes:

  1.
  To elect the ten Director nominees named in the attached proxy statement to serve until the next annual meeting and until their successors have been elected and qualified.

  2.
  To conduct an advisory vote on executive compensation.

  3.
  To approve a proposal to amend and restate the Avnet Employee Stock Purchase Plan to authorize an additional 500,000 shares under the Plan.

  4.
  To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 29, 2019.

  5.
  To take action with respect to such other matters as may properly come before the Annual Meeting (including postponements and adjournments).

The Board of Directors has fixed the close of business on September 18, 2018, as the record date for the Annual Meeting. Only holders of record of shares of Avnet's Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Harvey Woodford
 Corporate Secretary

October 4, 2018

AVNET, INC.
2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT
Dated October 4, 2018

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 16, 2018

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. ("Avnet" or the "Company") to be voted at the annual meeting of shareholders to be held at the Company's Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on November 16, 2018, and at any and all postponements or adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is October 4, 2018. Only holders of record of outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at the close of business on September 18, 2018, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 18, 2018, was 114,084,560, comprising all of the Company's capital stock outstanding as of that date.

At the Annual Meeting you will be asked to elect the ten Director nominees named in the Proxy Statement, conduct an advisory vote on executive compensation, approve a proposal to amend and restated the Avnet Employee Stock Purchase Plan to authorize an additional 500,000 shares under the plan, and ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending June 29, 2019.

The cost of soliciting proxies relating to the Annual Meeting will be borne by the Company. Directors, officers and employees of the Company may, without additional compensation, solicit proxies by mail, telephone, email or personal interview. The Company has not engaged an independent proxy solicitor in regards to the Annual Meeting. An independent inspector of election will be engaged to tabulate shareholder votes.

The Company is furnishing proxy materials to its shareholders primarily via the Internet. On or about October 4, 2018, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company's proxy materials, including the 2018 Proxy Statement and the 2018 Annual Report, and how to vote through the Internet, by mail or in person. On or about October 4, 2018, certain shareholders, in accordance with their prior requests, were sent e-mail notifications of how to access the proxy materials and to vote or have been mailed paper copies of the Company's proxy materials and a proxy card or voting form.

Internet distribution of the Company's proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company's proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the proxy materials to the beneficial owners of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to the beneficial owners.

Proxies may be submitted by completing and mailing the proxy card or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder's instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, the Common Stock represented by the proxy will be voted as the Board recommends. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York and the Company's By-laws.

Proxy and Revocation of Proxy

Any shareholder who signs and returns the enclosed proxy, or properly votes by telephone or Internet, may revoke it by submitting a written notice of revocation or a later dated proxy that is received by the Company prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by shareholders should be addressed as follows: Harvey Woodford, Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee, and who provides voting instructions on a form received from the nominee, may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Broker Voting

Brokers holding shares of record for a shareholder have the discretionary authority to vote on certain limited matters if they do not receive timely instructions from the shareholder regarding how the shareholder wants the shares voted. There are also some matters ("non-routine matters") with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the shareholder. When a broker does not have discretion to vote on a particular matter and the shareholder has not given timely instructions on how the broker should vote, then what is referred to as a "broker non-vote" results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-routine matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote.

The election of Directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) and the proposal to amend and restate the Employee Stock Purchase Plan (Proposal 3) are classified as non-routine matters. Accordingly, brokers, banks and other nominees will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Proposal 4) without instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Meeting Attendance

Admission to the Annual Meeting will be limited to shareholders. You are entitled to attend the Annual Meeting only if you are a shareholder of record as of the record date or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of the Company's Common Stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on the record date, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a shareholder must present the proxy card, properly executed, and a copy of the proof of ownership. Shareholders and proxyholders may also be asked to present a form of photo identification such as a driver's license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Required Vote and Board Recommendation

Proposal Number	Item	Voting Standard	Board Recommendation

1	Election of Directors	Majority of votes cast	For
2	Advisory vote on executive compensation	Majority of votes cast	For
3	Approval of Amended and Restated Avnet Employee Stock Purchase Plan	Majority of votes cast	For
4	Ratification of independent registered public accounting firm	Majority of votes cast	For

With respect to the election of Directors, a majority of the votes cast means that the number of shares voted "for" a Director must exceed the number of shares voted "against" that Director. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board, excluding such individual, will, within 90 days of the election, decide whether or not to accept such resignation and will disclose and explain its decision. Abstentions will not be counted as a "vote cast" and therefore will have no effect on the outcome of any proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Description of Proposal

Rodney C. Adkins, William J. Amelio, Michael A. Bradley, R. Kerry Clark, Brenda L. Freeman, Jo Ann Jenkins, Oleg Khaykin, James A. Lawrence, Avid Modjtabai and William H. Schumann III have been nominated for election as Directors at the Annual Meeting, to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. After serving on the Company's Board of Directors for 22 years, J. Veronica Biggins was not nominated for re-election as she will reach the Board retirement age prior to the date of the Annual Meeting.

Except for Ms. Freeman, all the nominees are presently serving as Directors of the Board. The Corporate Governance Committee recommended all the nominees for election or re-election, as applicable. Each nominee has consented to being named herein and to serving if elected.

In the unanticipated event that any nominee should become unavailable for election, either: (1) the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or vote for the remaining nominees and leave a vacancy on the Board of Directors, whereby such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at a meeting, or (2) the Board may reduce the size of the Board and the number of nominees to eliminate the vacancy.

Required Vote

In order to be elected, provided a quorum is present, each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election. A majority of the votes cast means that the number of shares voted "for" a Director must exceed the number of shares voted "against" that Director. Abstentions are not counted in determining the votes cast.

Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares for a Director nominee.

If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board, excluding such individual, will, within 90 days of the election, decide whether or not to accept such resignation and will disclose and explain its decision.

Vote Recommended

The Board recommends that shareholders vote FOR all ten nominees listed below.

Unless otherwise directed by the shareholder, it is the intention of the persons named as proxies in the enclosed proxy card to vote each properly signed and returned proxy card FOR the election of all ten nominees listed below.

Nominees

The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of September 1, 2018, principal occupation, the year they each first became a

Director and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as Directors of the Company.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Rodney C. Adkins	60	2015

Mr. Adkins serves as the President of 3RAM Group LLC, a privately held company specializing in capital investments, business consulting services and property management. Mr. Adkins formerly served as Senior Vice President of IBM from 2007 until 2014. In his 33-year career with IBM, Mr. Adkins held a number of development and management roles, including Senior Vice President of Corporate Strategy from 2013 to 2014 and Senior Vice President of Systems and Technology Group from 2009 to 2013. Mr. Adkins currently serves on the board of directors of W.W. Grainger, Inc. (NYSE: GWW); PPL Corporation (NYSE: PPL); United Parcel Service,  Inc. (NYSE: UPS); and PayPal Holdings, Inc. (Nasdaq: PYPL). From 2007 to 2013, he served on the board of directors of Pitney Bowes Inc. (NYSE: PBI).

The Board benefits from Mr. Adkins' global business experience in the technology industry, including emerging technologies and services, international and emerging markets, and supply chain management. In addition, the Board believes he provides additional experience in the areas of corporate governance and strategy development.

William J. Amelio	60	2014

Mr. Amelio has served as the Chief Executive Officer of the Company since July 2016 and as a director since 2014. He previously served as the President, Chief Executive Officer and as a director of CHC Group Ltd. from 2010 to 2015. In May 2016, CHC Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. From 2005 to 2009, Mr. Amelio served as the President and Chief Executive Officer of Lenovo Group Limited (HKSE: 992) (ADR: LNVGY). From 2001 to 2005, he was regional Senior Vice President and President, Asia-Pacific and Japan for Dell, Inc. From 2010 to 2011, Mr. Amelio served on the board of directors of National Semiconductor prior to its acquisition by Texas Instruments. Through the Amelio Foundation, Mr. Amelio and his wife founded Caring for Cambodia, a non-profit organization that aims to educate the children of Cambodia through building schools, training teachers and providing for basic human needs.

The Board benefits from Mr. Amelio's extensive experience in international business operations, corporate leadership and management. The Board also benefits from his broad knowledge of the technology industry globally.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Michael A. Bradley	69	2012

Mr. Bradley served as Chief Executive Officer of Teradyne, Inc. (NYSE: TER) from 2004 until 2014 and has served as a director since 2004. Previously, he served in various positions at Teradyne: President from 2003 to 2013, President of the Semiconductor Test Division from 2001 to 2003 and Chief Financial Officer from 1999 to 2001. Mr. Bradley has served as a director of Entegris, Inc. (Nasdaq: ENTG) and its predecessor company, Mykrolis Corporation, since 2001.

The Board benefits from Mr. Bradley's extensive experience in the semiconductor industry and from his experience in running a global technology operation. The Board believes he provides additional perspective in the areas of corporate governance and financial reporting.

R. Kerry Clark	66	2012

Mr. Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc. (NYSE: CAH) until his retirement in 2009. Mr. Clark joined Cardinal Health in 2006 as President and Chief Executive Officer and became Chairman in 2007. Prior to this, he held various positions at The Procter & Gamble Company (NYSE: PG), including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the board. Mr. Clark has served on the board of directors of General Mills (NYSE: GIS) since 2009; Textron, Inc. (NYSE: TXT) since 2003; and Anthem, Inc. (NYSE: ANTM) since 2014. He is also a director of Hauser Capital Partners LLC and Hauser Private Equity LLC.

The Board benefits from Mr. Clark's business leadership, corporate strategy and operating expertise. Mr. Clark also lends a global business perspective and provides insight and value in corporate governance, talent development, change management, marketing and business development.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Brenda L. Freeman	54	New Candidate

Ms. Freeman has served as Chief Marketing Officer of Magic Leap, Inc. since December 2016. Prior to that, she served as Chief Marketing Officer at the National Geographic Channel from 2015 to 2016; Vice President, Television Marketing at DreamWorks Animation SKG Inc. from 2014 to 2015; Chief Marketing Officer, Turner Animation, Young Adults and Kids Media at Turner Broadcasting Systems, Inc. from 2008 to 2014; and Senior Vice President, Integrated Marketing and Partnerships, Nickelodeon at MTV Networks Company from 2005 to 2008. She has also served in other leadership roles for MTV Networks Company, VH1, ABC Radio Networks, and PepsiCo,  Inc. (Nasdaq: PEP). Ms. Freeman has served on the board of directors at Caleres, Inc. (NYSE: CAL) since April 2017 and Herman Miller, Inc. (Nasdaq: MLHR) since 2016. From 2012 to 2013, she served on the board of directors of Under Armour, Inc. (NYSE: UA).

The Board benefits from Ms. Freeman's experience in corporate leadership, serving on other boards and her strong background in marketing, technology, digital commerce and digital transformation.

Jo Ann Jenkins	60	2018

Ms. Jenkins has served as the Chief Executive Officer of AARP, the nation's largest nonprofit, nonpartisan organization dedicated to empowering people 50 and older to choose how they live and age, since 2014. Previously, she served as the Executive Vice President and Chief Operating Officer of AARP from 2013 to 2014 and President of the AARP Foundation from 2010 to 2013. Prior to that, Ms. Jenkins held various positions at the Library of Congress from 1994 to 2010, including Chief Operating Officer from 2007 to 2010.

The Board benefits from Ms. Jenkins's experience in corporate leadership and management, government affairs and community relations, and innovation and strategic transformation, including development and implementation of diversity strategies.

Photo credit: Timothy Smithfield-Sanders

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Oleg Khaykin	53	2018

Mr. Khaykin has served as the President and Chief Executive Officer and member of the board of directors of Viavi Solutions Inc. (Nasdaq: VIAV), a provider of network and service enablement solutions, since February 2016. From 2015 to 2016, he served as a Senior Advisor at Silver Lake Partners. Prior to that, Mr. Khaykin served as President and Chief Executive Officer and a member of the board of directors of International Rectifier, a maker of power semiconductors, from 2008 until its acquisition by Infineon AG in 2015. From 2003 to 2008, he served as Chief Operating Officer of Amkor Technology, Inc. (Nasdaq: AMKR), and from 1999 to 2003, as Vice President of Strategy & Business Development at Conexant Systems, Inc. (Nasdaq: CNXT) and Mindspeed Technologies, Inc. (Nasdaq: MSPD). Since 2016, Mr. Khaykin has served on the board of directors of Marvell Technology Group (Nasdaq: MRVL), and previously served on the board of directors of Newport Corporation from 2010 until its acquisition by MKS Instruments in 2016.

The Board benefits from Mr. Khaykin's significant corporate leadership and management experience and extensive experience in the semiconductor industry. His experience with technology companies, and as both a prior customer and supplier to the Company, brings valuable insights to the Board, including in regards to the Company's transformation.

James A. Lawrence	65	2011

Mr. Lawrence serves as the Chairman of Lake Harriet Capital, LLC. He previously served as Chairman of Great North Star LLC from 2015 to 2017, Chairman of Rothschild North America from 2012 to 2015, and Chief Executive Officer of Rothschild North America and as co-head of global investment banking from 2010 to 2012. Prior to that, he served as Chief Financial Officer of Unilever PLC (LON: ULVR) from 2007 to 2009, Vice Chairman and Chief Financial Officer of General Mills, Inc. (NYSE: GIS) from 1998 to 2007, Executive Vice President and Chief Financial Officer of Northwest Airlines (Nasdaq: NWAC) from 1996 to 1998, and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group from 1992 - 1996. Mr. Lawrence has served on the board of directors of International Airlines Group since 2010, Smurfit Kappa, Dublin (LON: SKG) since 2015 and AerCap Holdings,  N.V. (NYSE: AER) since 2017.

The Board benefits from Mr. Lawrence's breadth of global business experience, including strategy development and compliance. Additionally, as a former Chief Financial Officer for multiple public companies, Mr. Lawrence has extensive experience in finance and accounting, particularly as it applies to public companies such as the Company.

Name	Age	Director Since	Principal Occupations During Last Five Years; Other Directorships and Activities
Avid Modjtabai	56	2014

Ms. Modjtabai serves as the Senior Executive Vice President and head of the Payments, Virtual Solutions and Innovation Group at Wells Fargo (NYSE: WFC). Prior to that, she served in various leadership roles at Wells Fargo, including Group head for Wells Fargo Consumer Lending from 2011 to 2016, Chief Information Officer and head of the technology and operations group from 2008 to 2011, Chief Information Officer and head of technology from 2007 to 2008, and Director of Human Resources from 2005 to 2007.

The Board benefits from Ms. Modjtabai's extensive experience in operations and strategy development. The Board also benefits from her experience in the areas of financial services and change management.

William H. Schumann, III	68	2010

Mr. Schumann has served as the Company's Chairman of the Board since November 2012. He served as Executive Vice President of FMC Technologies from 2007 until he retired in 2012, and as Chief Financial Officer from 2001 to 2011. Mr. Schumann has served on the board of directors of McDermott International Inc. (NYSE: MDR) since 2012 and Andeavor Corporation (NYSE: ANDV) since 2016. He previously served on the board of Great Lakes Advisors, Inc. from 1993 to 2011, AMCOL International from 2012 to 2014 and URS Corporation prior to its acquisition by AECOM Technology Corporation in 2014. Mr. Schumann also serves on the board of the Lake Forest Lake Bluff Historical Society.

The Board benefits from Mr. Schumann's experience on other boards and his financial and management expertise, including his extensive expertise in financial and strategic planning, financial reporting, compliance and risk management.

As of September 18, 2018, the average tenure of the Company's Directors is approximately 6.9 years, with three having a tenure of less than five years, six having a tenure of between five and ten years, and one having a tenure of more than ten years.

As described above, each Director nominee brings a diversity of skills and experiences to the Board. A summary of each nominee's qualifications and experiences is set forth in the matrix below. As the matrix is a summary, it does not include all the skills, experiences, qualifications and diversity that each nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a nominee does not possess it.

CORPORATE GOVERNANCE

The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders. The Company's governance highlights include:

✓	Diverse Independent Board	✓	Independent Chairman	✓	Majority Voting for Directors
✓	Annual Election of Directors	✓	No Poison Pill	✓	No Supermajority Voting Provisions
✓	Regular Executive Sessions of Independent Directors	✓	Incentive Compensation Recoupment Policy	✓	Stock Ownership Guidelines for Executives and Directors
✓	Prohibitions on Hedging and Pledging	✓	Risk Oversight by Board and Committees	✓	Regular Succession Planning for CEO and executive and Board levels
✓	Separate Chairman and CEO roles

Corporate Governance Guidelines

The Corporate Governance Guidelines (the "Guidelines") collect in one document many of the corporate governance practices and procedures that have evolved at the Company over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, management succession, Board committee matters, and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis. The Guidelines are available on the Company's website at www.ir.avnet.com/documents-charters.

As a general policy, as set forth in the Guidelines, the Board recommends certain limits as to the service of Directors on other boards of public companies. These limits are as follows: (1) Directors who are actively employed on a full-time basis may serve on up to two additional boards; (2) an independent Chairman of the Board, if not actively employed on a full-time basis, may serve on up to three additional boards; and (3) Directors who are retired from active full-time employment may serve on up to four additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board has determined that the following Directors are independent under the Guidelines: Rodney C. Adkins, J. Veronica Biggins, Michael A. Bradley, R. Kerry Clark, Jo Ann Jenkins, Oleg Khaykin, James A. Lawrence, Avid Modjtabai and William H. Schumann, III (collectively, the "Independent Directors"). In addition, the Board believes that Brenda L. Freeman, if elected by the shareholders at the Annual Meeting, would be independent under the Guidelines.

Board Leadership Structure

Pursuant to the Guidelines, the Board of Directors has the flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer ("CEO") and Chairman of the Board (the "Chairman") to be separate or combined and, if separate, whether the Chairman should be selected from the Independent Directors or be an employee of the Company. The Board believes that the Company and its shareholders are best served by maintaining this flexibility rather than mandating a particular leadership structure. The Board also believes its programs for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect how it structures its leadership. In the event that the Chairman is an employee of the Company, the Guidelines provide for an active lead independent director.

Mr. Schumann, an Independent Director of the Company, serves as the Chairman and William J. Amelio is the CEO. The Board of Directors has concluded that the current leadership structure provides an appropriate framework for the Directors to provide independent, objective and effective oversight of management at this point in time.

Executive Sessions

To promote free and open discussion and communication, Independent Directors meet in executive session with neither non-Independent Directors nor management present at regularly scheduled Board meetings.

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company's Board of Directors. Pursuant to the Guidelines, the Committee reviews the business experience, education and skills of candidates; their character and judgment; and diversity in factors such as age, gender, race, nationality and culture. In addition, the charter of the Corporate Governance Committee provides that the committee will consider criteria including the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board's ability to manage and direct the affairs and business of the Company. Although the Corporate Governance Committee does not have a formal policy concerning diversity, the Company believes that valuing diversity makes good business sense. The Corporate Governance Committee includes women and minority candidates in the pool from which it seeks future Directors.

These above factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Directors must also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to ensure that other existing and future commitments do not materially interfere with the member's attendance at meetings and service as a Director.

The Corporate Governance Committee reviews whether a potential candidate will meet the Board's independence standards and any other Director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended by the Corporate Governance Committee are subject to full Board approval and subsequent annual election by the shareholders. The Board of Directors is also responsible for electing Directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders' annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating Director candidates. When a search firm is used, the Committee provides specified criteria for Director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for Director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of Director candidates received from shareholders on the same basis as recommendations of Director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended Director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company's Board of Directors may submit a written recommendation to the Corporate Governance

Committee by sending it to: Harvey Woodford, Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

  •
  The shareholder's name, address, number of shares of the Company's Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership;

  •
  A statement in support of the candidate's recommendation;

  •
  The candidate's detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves;

  •
  A description of all agreements, arrangements or understandings between the shareholder and the Director candidate;

  •
  The candidate's consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed;

  •
  The candidate's consent for a background check; and

  •
  The candidate's consent to serve as a Director, if nominated and elected.

Under the Company's By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading "Shareholder Proposals and Nominations."

Management Succession

The Board of Directors is actively engaged and involved in talent management. The Board regularly reviews and discusses a management succession plan designed to provide for continuity in and development of senior management. This plan, on which the Company's CEO and Chief Human Resources Officer report at least semi-annually, addresses emergency CEO succession and CEO succession in the ordinary course of business. In addition, the Board receives updates on succession planning for other members of senior management.

The Board's Role in Risk Oversight

The Board is responsible for the oversight of the Company's risk management, while the Company's management is responsible for the day-to-day risk management process. With the oversight of the Board, the management of the Company has developed an enterprise risk management program, whereby management identifies the top individual risks they believe the Company faces with respect to its business, operations, strategy and other factors based on input from key business and functional leaders in the Company. Management evaluates those key risks and identifies ways to mitigate and manage such risks. At least annually, management reports on and discusses the identified risks and risk mitigation efforts with the Board. The Board allocates responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews programs and practices related to accounting and financial reporting matters and the Compensation Committee provides oversight of risks related to compensation programs.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a present or former officer or employee of the Company. In addition, during fiscal year 2018, no executive officer of the Company had served on the compensation committee or any similar committee of any other entity or served as a director for any other entity whose executive officers served on the Company's Compensation Committee.

Code of Conduct

The Company has a Code of Conduct that applies to Directors, officers and employees, including the CEO and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents-charters. Any future amendments to, or waivers for executive officers and Directors from certain provisions of, the Code of Conduct will be posted on the Company's website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company's ethical conduct or business practices including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

  Employees of the Company are encouraged to contact their manager, a Human Resources representative or a Code of Conduct Advisor to discuss matters of concern.

  All persons, including employees, may contact:

  •
  The Legal Department, by telephone at (480) 643-7106, or by mail at 2211 South 47th Street, Phoenix, Arizona 85034; or

  •
  The Ethics Alertline at 1-800-861-2899 (within the United States and Canada) or via the Internet at www.avnet.alertline.com. Reports via the Ethics Alertline will be treated with appropriate confidentially and may be made on an anonymous basis where permitted by law.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for both the Directors and executive officers.

Under the guidelines for Directors, Directors should own, within five years of joining the Board, shares of the Company's Common Stock worth at least five times the Director's annual cash retainer. Shares that are awarded to Directors as part of director compensation, as well as phantom shares acquired by Directors under a deferred compensation plan, count towards the guideline. The Board will evaluate whether exceptions should be made in the case of any Director who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement. As of July 1, 2018, each Director was in compliance with these guidelines.

Under the guidelines for executive officers, officers should own shares of the Company's Common Stock with a market value equal to a multiple of their base salary: 5x for the Chief Executive Officer; 3x for the Chief Financial Officer, Chief Transformation Officer, General Counsel and President, Electronic Components; and 1x for other executive officers. Shares underlying restricted stock units, vested performance share units and shares acquired from the exercise of stock options count towards the guideline. Until the ownership level is met, executive officers must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any restricted stock units or performance share unit awards. Currently, the executive officers who are subject to these guidelines satisfy these requirements.

The Company's Website

In addition to the information about the Company and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company's management team, products and services, and its corporate governance practices. The corporate governance information on the Company's website, located at www.ir.avnet.com/corporate-governance, includes the Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, and how a shareholder and other interested parties can communicate with the Board of Directors. In addition, amendments to the Code of Conduct and waivers granted to the Company's Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. Printed versions of the Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company, Attention: Harvey Woodford, Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as Section 16 filings made by any of the Company's executive officers and Directors with respect to the Company's Common Stock, are available on the Company's website located at www.ir.avnet.com/financial-information/sec-filings as soon as reasonably practicable after the report is electronically filed with, or furnished to, the U.S. Securities and Exchange Commission (the "SEC").

This information about the Company's website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company's website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

Director Communications

Shareholders and other interested parties may contact the Company's Board of Directors by writing to the Board of Directors, Attention: Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Board by filling out the email form on the Company's website at www.ir.avnet.com/corporate-governance/contact-the-board.

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held 5 meetings during the fiscal year ended June 30, 2018 ("fiscal 2018"). The Independent Directors met separately in executive session during each board meeting in fiscal 2018. Mr. Schumann, the Chairman of the Board, presided over these executive sessions.

During fiscal 2018, each Director standing for reelection attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served.

All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All then Directors attended the 2017 Annual Meeting of Shareholders held on November 9, 2017.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee and Corporate Governance Committee. Each of these committees is comprised solely of non-employee Directors, reports regularly to the full Board and annually evaluates its performance. The members of the committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit	Compensation	Corporate Governance
Rodney C. Adkins	✓		Chair
J. Veronica Biggins	✓		✓
Michael A. Bradley	Chair		✓
R. Kerry Clark		Chair	✓
Jo Ann Jenkins	✓		✓
Oleg Khaykin	✓		✓
James A. Lawrence		✓	✓
Avid Modjtabai		✓	✓
William H. Schumann, III	✓		✓

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company; the independence, qualifications and performance of the Company's independent external auditors; the performance of the Company's internal audit function and compliance with legal and regulatory requirements, as well as the Company's internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Additionally, the Audit Committee reviews and approves transactions with any related person in which the Company is a participant and involves an amount that equals or exceeds $120,000 per year. Please see the Audit Committee Report set forth elsewhere in this Proxy Statement for more information about the Audit Committee and its operations.

All the members of the Audit Committee are independent under the independence requirements of Nasdaq listing standards and the independence standards adopted by the Board, and also meet the additional independence requirements for audit committee members established by the SEC. The Board of Directors has further determined that the following four members of the Audit Committee qualify as "audit committee financial experts" as defined in rules adopted by the SEC: Mr. Bradley, the Chair of the Audit Committee, Ms. Jenkins and Messrs. Khaykin and Schumann.

The Audit Committee operates under a written charter that outlines the Audit Committee's purpose, member qualifications, authority and responsibilities. The Audit Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company's website at www.ir.avnet.com/documents-charters. During fiscal 2018, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee oversees the Company's overall compensation structure, policies and programs, and assists the Board of Directors in fulfilling its responsibilities with respect to administering the Company's long-term incentive plan, reviews and approves compensation arrangements with executive officers of the Company, and evaluates the performance of and recommends the compensation for the CEO. The Compensation Committee's objective is to establish and administer a "total compensation program" that fairly and competitively rewards long-term performance and enhances shareholder value.

The Compensation Committee has the authority to retain an independent executive compensation consultant to assist in the evaluation of compensation for the Company's executive officers and to help ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at the Company's expense, and terminate any such consultant, including the sole authority to approve such consultant's fees and other terms of engagement. The Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") as the Compensation Committee's independent compensation consultant for fiscal 2018. The Compensation Committee assessed the independence of Meridian pursuant to the SEC and Nasdaq rules and concluded that no conflict of interest existed that prevented, or will prevent, Meridian from being an independent consultant to the Compensation Committee.

All members of the Compensation Committee meet the independence requirements of Nasdaq listing standards and the independence standards adopted by the Board of Directors, and also meet Nasdaq's additional independence requirements for compensation committee members.

The Compensation Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the committee. The Compensation Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Compensation Committee charter is available on the Company's website at www.ir.avnet.com/documents-charters. During fiscal 2018, the Compensation Committee held four meetings.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company; periodically reviewing the Company's succession plans; and overseeing the process for evaluating the Board of Directors, its committees and management. This committee also makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. See "Corporate Governance — Director Nominations" for additional information.

All the members of the Corporate Governance Committee meet the independence requirements of Nasdaq listing standards and the independence standards adopted by the Board of Directors.

The Corporate Governance Committee operates under a written charter that outlines the Committee's purpose, member qualifications, authority and responsibilities. The Corporate Governance Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company's website at www.ir.avnet.com/documents-charters. During fiscal 2018, the Corporate Governance Committee held four meetings.

Executive Committee

The Board of Directors had an Executive Committee during fiscal 2018 that was charged with the authority of the full Board and, between meetings of the Board, was authorized to exercise the powers of the Board in the management of the business and affairs of the Company to the extent permitted by law. The Executive Committee did not meet in fiscal 2018, and was dissolved effective August 28, 2018.

 DIRECTOR COMPENSATION

Directors who are also officers or employees of the Company do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Upon the recommendation of the Corporate Governance Committee and approval of the Board of Directors, non-employee Directors received compensation for their services on the Board for fiscal 2018 as set out below. This program has been in effect since the beginning of calendar 2016.

Compensation Components (annual)
% Cash to Equity	41/59
Cash Retainer		$100,000	(1)
Equity		$145,000	(2)
Total:		$245,000
Audit Committee Chair Retainer	add:	$25,000
Audit Committee Retainer	add:	$7,500
Compensation Committee Chair Retainer	add:	$20,000
Corporate Governance Committee Chair Retainer	add:	$15,000
Independent Chairman Retainer	add:	$175,000

(1)
Paid quarterly unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption "Deferred Compensation Plan" below.

(2)
Prorated upon first election and generally delivered each January following reelection, unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors.

The following table shows the total dollar value of all fees earned by and paid in cash to all non-employee Directors in fiscal 2018 and the grant date fair value of stock awards to non-employee Directors made in fiscal 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
(a)	(b)	(c)	(h)
Rodney C. Adkins	115,000	145,000	260,000
J. Veronica Biggins	115,000	145,000	260,000
Michael A. Bradley	112,500	145,000	257,500
R. Kerry Clark	120,000	145,000	265,000
Oleg Khaykin(1)	17,917	96,667	114,584
James A. Lawrence	112,500	145,000	257,500
Avid Modjtabai	103,750	145,000	248,750
William H. Schumann, III	275,000	145,000	420,000

(1)
Mr. Khaykin was elected to the Company's Board effective May 22, 2018, and as such the above retainer and stock award have been accordingly prorated.

Process for Reviewing Non-Employee Director Compensation

The Board's practice is to review the Company's non-employee Director compensation program periodically based on recommendations from the Corporate Governance Committee, and any changes are generally made effective as of January 1st of the following calendar year. Every two to three years, the

Corporate Governance Committee performs a comprehensive benchmarking review of the program, including each element of the program as well as the compensation in total.

In August 2018, the Corporate Governance Committee reviewed the results of a benchmarking study of non-employee Director compensation conducted by Meridian, its independent compensation consultant, which analyzed market practices among the same peer group used by the Compensation Committee for purposes of benchmarking executive compensation for fiscal 2018 as well as a summary of practices from the Fortune 250. The Board's compensation philosophy is to benchmark total non-employee Director compensation at mid-way between the medians of the peer group and Fortune 250. The study showed that the Company's non-employee Director compensation program for fiscal 2018 was somewhat below the benchmark reference level between the medians of the peer group and the Fortune 250.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors, a non-employee Director may elect to receive phantom stock units in lieu of some or all the shares of Common Stock that would otherwise be awarded as the Director's annual equity compensation. The number of shares to be credited to the phantom stock unit portion of the Director's account (assuming the election is made to defer the entire amount) is determined by dividing $145,000 (the annual equity award) by the average of the high and low price of Common Stock on the national stock exchange constituting the primary market for the Common Stock on the first business day in January of each year.

In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in a cash or phantom stock unit account under this plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. During fiscal 2018, there were no "above market" earnings. Compensation deferred under this plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on the Board of Directors in ten annual installments or, at the Director's election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum, or (ii) upon a "change in control" of the Company (as defined in the plan), in a single lump sum. Phantom stock units are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director's designated beneficiary.

D&O Insurance

As permitted by Section 726 of the Business Corporation Law of New York, the Company has in force directors' and officers' liability insurance and corporate reimbursement insurance. The policy insures the Company against losses from claims against its Directors and officers when they are entitled to indemnification by the Company, and insures the Company's Directors and officers against certain losses from claims against them in their official capacities. All duly elected Directors and officers of the Company and its subsidiaries are covered under this insurance. The primary insurer is Federal Insurance Company, a Chubb Group insurance company. Excess insurers include XL Specialty Insurance Company, Zurich American Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA, Allied World National Assurance Company, Endurance American Insurance Company, Lloyd's of London and ACE American Insurance Company. The coverage was renewed effective August 1, 2018, for a one-year term. The total premium paid for both primary and excess insurance was $890,118.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise stated, the following table sets forth information with respect to the Company's Common Stock beneficially owned as of September 18, 2018 or, in respect of any 5% Holder, the date of such holder's most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission ("SEC"), by: (a) persons that, to the Company's knowledge, were the beneficial owners of more than 5% of the Company's outstanding Common Stock ("5% Holders"), (b) each Director and director nominee of the Company, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement, and (d) all Directors and named executive officers of the Company as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

Name of Beneficial Owner	Common Stock(a)		Stock Options Exercisable Within 60 Days	Total Common Stock Beneficially Owned	Percent of Class(b)
5% Holders
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	11,837,336			11,837,336	10.38%
Pzena Investment Management LLC.(2) 320 Park Avenue, 8th Floor New York, NY 10022	9,031,623			9,031,623	7.92%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	10,528,505			10,528,505	9.23%
Directors, Director Nominees and Named Executive Officers
William H. Schumann, III, Chairman	47,941	(4)	0	47,941	*
Rodney C. Adkins, Director	11,908		0	11,908	*
William J. Amelio, Director and Chief Executive Officer	197,494	(5)	173,060	370,554	*
J. Veronica Biggins, Director	45,069	(6)	0	45,069	*
Michael A. Bradley, Director	20,637		0	20,637	*
R. Kerry Clark, Director	24,516	(7)	0	24,516	*
Brenda L. Freeman, Director Nominee	0		0	0	0%
Jo Ann Jenkins, Director	1,030		0	1,030	*
Oleg Khaykin, Director	3,008	(8)	0	3,008	*
James A. Lawrence, Director	703,634		0	703,634	*
Avid Modjtabai, Director	13,651		0	13,651	*
Thomas Liguori, Chief Financial Officer	76,012	(9)	0	76,012	*
Kenneth A. Jacobson, former Interim Chief Financial Officer	21,344	(10)	0	21,344	*
Kevin M. Moriarty, former Chief Financial Officer	61,332	(11)	0	61,332	*
Peter G. Bartolotta, SVP, Chief Transformation Officer	28,092	(12)	11,659	39,751	*
Philip R. Gallagher, President, Electronic Components	93,654	(13)	151,071	244,725	*
MaryAnn G. Miller, SVP, Chief Human Resources Officer	74,281	(14)	121,905	196,186	*
All Directors and named executive officers as a group (16 persons)	1,423,602		457,695	1,881,297	1.65%

*
Represents less than 1%.

(a)
This column includes Restricted Stock Units allocated but not yet delivered to each executive officer and Phantom Stock Units owned by non-employee Directors.
(b)
Based on 114,084,560 shares of Common Stock outstanding (net of treasury shares) at September 18, 2018.
(1)
This information is based solely on information provided in Amendment No. 9 to a Schedule 13G filed with the SEC on June 8, 2018 by BlackRock, Inc., which reports sole voting power with respect to 10,847,229 shares and sole dispositive power with respect to 11,837,336 shares.
(2)
This information is based solely on information provided in a Schedule 13G filed with the SEC on February 1, 2018 by Pzena Investment Management, LLC, which reports sole voting power with respect to 4,648,751 shares and sole dispositive power with respect to 9,031,623 shares.
(3)
This information is based solely on information provided in Amendment No. 5 to a Schedule 13G filed with the SEC on February 12, 2018, by The Vanguard Group, which reports sole voting power with respect to 92,609 shares, shared voting power with respect to 33,691 shares, sole dispositive power with respect to 10,407,799 shares and shared dispositive power with respect to 120,706 shares.
(4)
Mr. Schumann's information consists of 34,653 Phantom Stock Units and 13,288 Common Stock owned by the William H. Schumann, III Living Trust dated September 24, 1998.
(5)
Mr. Amelio's information includes 78,152 Restricted Stock Units allocated but not yet delivered.
(6)
Ms. Biggins' information includes 29,244 Phantom Stock Units.
(7)
Mr. Clark's information consists of 24,516 Phantom Stock Units.
(8)
Mr. Khaykin's information consists of 3,008 Phantom Stock Units.
(9)
Mr. Liguori's information consists of 76,012 Restricted Stock Units allocated but not yet delivered.
(10)
Mr. Jacobson's information includes 17,936 Restricted Stock Units allocated but not yet delivered.
(11)
Mr. Moriarty's information is as of May 19, 2017 and includes 6,946 shares owned by Mr. Moriarty and his spouse. Mr. Moriarty ceased to be the Chief Financial Officer on August 18, 2017.
(12)
Mr. Bartolotta's information includes 12,874 Restricted Stock Units allocated but not yet delivered.
(13)
Mr. Gallagher's information includes 59,344 Common Stock owned by the Gallagher Family Trust and 12,544 Restricted Stock Units allocated but not yet delivered.
(14)
Ms. Miller's information includes 16,143 Restricted Stock Units allocated but not yet delivered.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act ("Section 16(a)") requires that the Directors and executive officers of the Company and holders of more than 10% of the Company's equity securities file with the SEC, within specified due dates, initial reports of beneficial ownership of the Company's equity securities on Form 3; reports of changes in ownership of the Company's equity securities on Form 4; and annual reports of changes in ownership of the Company's equity securities on Form 5. As a matter of practice, the Company's administrative staff assists the Directors and executive officers with these reporting requirements. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2018 Section 16(a) reports in the Company's possession and on written representations from the Company's Directors and executive officers that no other reports were required during the year ended June 30, 2018, the Company believes that all of the Section 16(a) reporting obligations for the fiscal year ended June 30, 2018 were met.

RELATED PERSON TRANSACTIONS

The Company has a variety of policies and procedures for the identification and review of related person transactions. The SEC rules generally define a related person transaction as any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a party to and in which a Director, executive officer or their immediate family members has a material direct or indirect interest.

The Company's Code of Conduct and the Conflicts of Interest Policy generally prohibit and require the disclosure of any potential conflict of interest, including when the person will have a direct or indirect financial interest in a business with which the Company may have dealings. Exceptions to the policy's prohibition are required to be pre-approved in writing.

As part of the process for its quarterly reporting obligations pursuant to Section 13(a) or 15(d) of the Exchange Act, the disclosure committee reviews whether there are any related person transactions that should be disclosed in the Company's SEC filings. In addition, the executive officers and Directors each complete a Director and Officers' Questionnaire annually and Director nominees complete a New Director Questionnaire before election, which requests information regarding related person transactions. The Audit Committee reviews and approves or recommends to the Board to approve, as appropriate, certain related party transactions.

The Company's Corporate Governance Guidelines also specify the standards for independence of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

Below are the names, ages and titles of each of the Company's current executive officers and NEOs as of September 18, 2018, as well as a summary of their backgrounds and business experience (other than the Company's Chief Executive Officer, Mr. Amelio, whose biography is listed above under "Proposal 1 Election Of Directors — Nominees").

Executive officers are generally appointed each year by the Board at a meeting following the annual meeting of shareholders, and hold office until the next annual meeting or until their earlier death, resignation or removal.

Name	Age	Office
William J. Amelio	60	Chief Executive Officer
Thomas Liguori	60	Chief Financial Officer
Peter G. Bartolotta	59	Senior Vice President and Chief Transformation Officer
Therese M. Bassett	55	Senior Vice President and Chief Strategy and Innovation Officer
Philip R. Gallagher	57	President, Electronic Components
Kenneth A. Jacobson	40	Corporate Controller and Principal Accounting Officer
MaryAnn G. Miller	60	Senior Vice President, Chief Human Resources Officer and Head of Global Marketing & Communications
Michael J. O'Neill	62	Senior Vice President, General Counsel and Chief Legal Officer
Kevin V. Summers	49	Senior Vice President and Chief Information Officer

Thomas Liguori has served as the Company's Chief Financial Officer since January 2018. He previously served as the Executive Vice President and Chief Financial Officer of Advanced Energy Industries, Inc. (Nasdaq: AEIS), a product and services provider for semi and industrial power applications, from May 2015 to December 2017. Prior to that, Mr. Liguori served as the Executive Vice President and Chief Financial Officer of MFLEX (Nasdaq: MFLX), a global provider of flexible circuits and assemblies for smartphones and tablets, from February 2008 to May 2015. Mr. Liguori is a Certified Management Accountant and a Certified Financial Manager.

Peter G. Bartolotta has served as the Senior Vice President and Chief Transformation Officer since 2016. He previously served as the President of the Helicopter Services division of CHC Helicopter and Chief Operating Officer of CHC Group Ltd. from 2012 to 2015. In May 2016, CHC Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Mr. Bartolotta also served as Senior Vice President of Lenovo Global Services from 2008 to 2012.

Therese M. Bassett has served as Senior Vice President and Chief Strategy and Innovation Officer since 2016. Since joining the Company in 1993, she has held various roles including Senior Vice President, Talent and Organizational Development from 2015 to 2016; Senior Vice President, Global HR Solutions from 2010 to 2015; export compliance, transportation, business development, marketing and strategic planning.

Philip R. Gallagher has served as President, Electronic Components since August 2018, and as the Global President, Core Distribution Business from 2017 to August 2018. He began his career with the Company in 1983 and held executive leadership positions in sales, marketing and operations during his 30 years at the Company, with his last role as Global President of Technology Solutions from 2009 to 2014. He left the Company in 2014, and re-entered the work force in 2016 to serve as President, Americas Sales and Marketing at TTI, a leading authorized distributor of interconnect, passive, electromechanical and discrete components, from 2016 to 2017. He currently serves on the advisory boards for Axxess Unlimited and AON (Access Digital Networks).

Kenneth A. Jacobson has served as the Corporate Controller since 2013 and Principal Accounting Officer since February 2018. From August 2017 to January 2018, he also served as the Interim Chief

Financial Officer. Prior to joining the Company, Mr. Jacobson served as the Director of External Reporting and Accounting Research for First Solar Inc. from 2011 to 2013, where he led external reporting and provided accounting support for acquisitions and sales of solar power projects. Mr. Jacobson is a Certified Public Accountant.

MaryAnn G. Miller has served as Chief Human Resources Officer since 2009, Senior Vice President since 2011, and as Head of Global Marketing & Communications since 2013. Ms. Miller has served in various leadership roles, including as Vice President from 2009 to 2011, Senior Vice President, Global Human Resources from 2008 to 2009 and Vice President of Talent and Organizational Effectiveness from 2006 to 2008. Prior to joining the Company, she had served as Vice President, Human Resources Electronic Systems at Goodrich Corporation. Ms. Miller served on the board of directors of Certive Solutions, Inc. (CNSX: CBP) from 2015 to 2017.

Michael J. O'Neill has served as Senior Vice President, General Counsel and Chief Legal Officer since 2016. He previously served as Vice President and Chief Legal Officer at CHC Group Ltd. from 2011 to 2015. In May 2016, CHC Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. Prior to that, Mr. O'Neill served as Senior Vice President and General Counsel at Lenovo Group Limited (HKSE: 992) (ADR: LNVGY) from 2006 to 2011 and served in several global legal roles for Honeywell International Inc. (NYSE: HON) over a 17 year period. He currently serves on the board of advisors for ARC Technologies.

Kevin V. Summers has served as the Senior Vice President and Chief Information Officer since 2016. Mr. Summers previously served as Senior Vice President and Chief Information Officer for H&R Block Inc. (NYSE: HRB) from 2015 to 2016; Senior Vice President and Global Chief Information Officer for Lowe's Companies Inc. (NYSE: LOW); and Senior Vice President and Global Chief Information Officer for Whirlpool Corporation (NYSE: WHR) from 2007 to 2012.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Description of Proposal

As part of the Company's commitment to high standards of governance and as required by Section 14A of the Exchange Act, the Board of Directors is requesting that the shareholders approve, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers ("NEOs") as disclosed in this Proxy Statement. This proposal, commonly known as a "say on pay" proposal, gives shareholders the opportunity to express their views on the compensation of the NEOs. It is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement.

Shareholders are urged to read the section titled "Compensation Discussion and Analysis" section below along with the compensation tables and narrative discussion that follows, which discuss how the compensation program is implemented with respect to the NEOs.

The Board believes that the compensation of the NEOs as described in this Proxy Statement was appropriate and recommends a vote "FOR" the following resolution:

  RESOLVED, that the Company's shareholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company's Named Executive Officers as disclosed in the Proxy Statement for the 2018 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the shareholders. To the extent there is a significant number of votes against the compensation of the NEOs as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the shareholders' concerns, evaluate what actions are necessary to address those concerns and take such concerns into account in future determinations concerning the executive compensation program.

The Company currently conducts an annual advisory vote on NEO compensation and expects to conduct the next advisory vote at the 2019 Annual Meeting of Shareholders.

Vote Required for Approval

For approval, this proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting. Abstentions are not counted in determining the votes cast. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such Common Stock on this proposal. Therefore, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated

Vote Recommended

The Board recommends that shareholders vote FOR the advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Unless otherwise directed by the shareholder, it is the intention of the persons named as proxies in the proxy card to vote each properly signed and returned proxy card FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company has designed its compensation programs and practices around a pay-for-performance philosophy that is geared towards the achievement and linkage of both short-and long-term financial and operational goals that the Company believes support the sustained growth of shareholder value. Senior executives are encouraged to think and behave like owners of the business and to consider the impact of their decisions and performance on the aggregate success of the Company as reflected in its total shareholder return ("TSR").This section explains how the Compensation Committee made its compensation decisions for fiscal 2018 for the NEOs. The compensation paid to the NEOs for fiscal 2018 is set forth in the Summary Compensation Table in this Proxy Statement. The NEOs and their titles are listed below:

Executive	Position	Time in Position (yrs)
William J. Amelio	Chief Executive Officer ("CEO")	2.0
Thomas Liguori(1)	Senior Vice President and Chief Financial Officer ("CFO")	0.4
Kenneth A. Jacobson(2)	Interim Chief Financial Officer ("CFO")	0.4
Philip R. Gallagher	President, Electronic Components	1.2
Peter G. Bartolotta	Senior Vice President and Chief Transformation Officer	1.7
MaryAnn G. Miller	Senior Vice President, Chief Human Resources Officer ("CHRO") and Head of Global Marketing & Communications	9.5
Kevin M. Moriarty(3)	Former Senior Vice President and Chief Financial Officer ("CFO")	4.6

(1)
Mr. Liguori was appointed CFO on January 29, 2018.

(2)
Mr. Jacobson was appointed interim CFO from August 19, 2017 to January 28, 2018. He currently serves as the Company's Corporate Controller and Principal Accounting Officer.

(3)
Mr. Moriarty ceased to be CFO August 18, 2017.

  Governance Updates

  •
  Clawback of Incentive Compensation for Misconduct:    The Company is committed to conducting its business with the highest ethical standards. On August 28, 2018, the Company amended its Incentive Compensation Recoupment Policy to expand the justifications for clawbacks beyond the event of a mandatory restatement. The amended policy now also allows clawbacks of incentive compensation if required by law or in the event an executive officer engaged in certain misconduct or knew or should have known about the misconduct and failed to report it to the Company. These revisions provide the Board with greater discretion to clawback compensation in the case of misconduct with no specific reference to material financial restatement. Misconduct broadly encompasses significant violations such as harm to the business or reputation of the brand.

  •
  Diversity in Director Candidates:    On August 28, 2018, the Board amended the Corporate Governance Guidelines to formalize its position on diversity consideration for Director nominees,

    to include women and minority candidates in the pool from which the Corporate Governance Committee seeks Director candidates.

  Business Performance

The Company has two primary operating groups — Electronic Components ("EC") and Premier Farnell ("PF").

  •
  Sales for fiscal 2018 were $19.04 billion, an increase of 9.2% from fiscal 2017 sales of $17.44 billion, primarily due to the acquisition of PF and the impact of foreign currency exchange rates, partially offset by certain supplier channel and program changes.

  •
  Organic sales in constant currency(*) increased 3.6% year over year with both the EC and PF operating groups contributing to this increase. The increase was primarily due to sales growth in the EMEA and Asia regions which offset a decline in the Americas region.

  •
  Gross profit in fiscal 2018 was $2.53 billion, an increase of $157.7 million, or 6.7%, from fiscal 2017, primarily due to the acquisition of PF and the impact of changes in foreign currency exchange rates, partially offset by certain supplier channel and program changes.

  •
  In fiscal 2018, the Company returned $415 million to shareholders via its dividend ($88 million) and its share repurchase program ($327 million).

(*) For a discussion and reconciliation of organic sales to reported sales, please see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K filed with the SEC on August 17, 2018.

Performance on certain financial metrics is detailed in the table below:

	Fiscal 2017(1)	Fiscal 2018(1)	% Change
	$ in millions, except per share data
Sales	$17,440.0	$19,036.9	9.2%
Operating income	$461.4	$230.5	(50.0)%
Adjusted Operating income(2)	$653.3	$649.0	(0.7)%
Income (loss) from continuing operations	$263.4	$(142.9)	(154.3)%
Adjusted income from continuing operations(2)	$416.6	$427.8	2.7%
Diluted earnings (loss) per share from continuing operations	$2.05	$(1.19)	(158.0)%
Adjusted diluted earnings per share from continuing operations(2)	$3.24	$3.57	10.2%
Total CEO compensation(3)	$9.3	$7.2	(22.6)%

(1)
Financial information is for continuing operations and excludes the Technology Solutions business as the sale of the business was completed in February 2017.

(2)
In addition to presenting financial results that are determined in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also discloses certain non-GAAP financial information including adjusted operating income, adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations to exclude certain items in the table above. The Company believes that these metrics, adjusted for the impact of certain items, are useful measures to help shareholders better assess and understand the Company's performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of The Company's normal operating results. See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

(3)
CEO total compensation is based on the compensation reported in the "Adjusted Total" column of the Summary Compensation Table.

(*)
See footnote (2) above.

  Summary of Key Compensation Decisions for Fiscal 2018

  •
  Salaries and incentive targets for the NEOs remained constant year-over-year.

  •
  The Committee continues to believe that the annual cash incentive plan design reflects the Company's business strategy, and effectively drives behaviors and decisions consistent with the Company's financial goals. The plan for fiscal 2018 utilized a combination of net income after tax ("NIAT") weighed 60% and operating income ("OI") margin weighted 40%. Retaining these elements of short-term executive incentive compensation reinforces the focus on profitable growth by rewarding growth in net income while maintaining an appropriate amount of sensitivity to the developments in operating margin profile. The actual payout for fiscal 2018 annual cash incentives ranged from 96% to 117%.

  •
  The performance share plan in place for the fiscal 2016 to fiscal 2018 performance period, which vested at the end of fiscal 2018, was based on economic profit weighted 50% and relative total shareholder return ("TSR") weighted 50%. The actual payout for the fiscal 2016-2018 performance share plan was 38% due to a zero payout on TSR.

  Philosophy and Objectives

The Compensation Committee's objective is to establish and administer a compensation program that supports the achievement of the Company's business objectives and alignment of executive and shareholder interests by fairly and competitively rewarding short- and long-term performance that enhances shareholder value over time. The Company's short- and long-term incentive programs employ multiple performance measures to ensure focus is on the entire business. Further, the incentive programs include awards that vest over several different and overlapping periods to help ensure that performance during any one period is not maximized to the detriment of other periods. In addition to the annual cash incentive awards, equity awards vest over periods ranging from three to four years depending on the award type.

  2017 Advisory Vote on Executive Compensation

At the Company's annual meeting in November 2017, the Company submitted its executive compensation program to an advisory vote of its shareholders (also known as the "say on pay vote"). This advisory vote received support from approximately 79% of the total votes cast at the annual meeting, a decline from the previous year. The Company pays careful attention to any feedback received from its shareholders about the Company's executive compensation program, including the say on pay vote. As has been its practice for several years, prior to the 2017 annual meeting, the Company conducted a shareholder outreach program with a number of its largest registered shareholders to seek their feedback on the Company's corporate governance and executive compensation practices. Following the 2017 annual meeting, the Company conducted a special shareholder outreach program with a number of its largest registered shareholders to seek feedback on the say on pay vote results. While no significant current concerns were expressed during the various discussions with registered shareholders, the Company believes that prior concerns shareholders may have had will be mitigated with the absence of future off-cycle grants for reasons other than promotions and new hires. The Compensation Committee carefully considered and continues to consider the results of the say on pay vote and the feedback received from its shareholders in its subsequent executive compensation decision-making.

Compensation Governance and Process

  Role of the Compensation Committee and Board

The Compensation Committee:

  •
  oversees overall compensation structure, policies and programs, and assesses the appropriateness of incentives for management and employees;

  •
  administers long-term incentive plans and all equity-based compensation plans;

  •
  reviews and evaluates the performance of the CEO, and makes recommendations to the other Independent Directors regarding compensation of the CEO;

  •
  reviews and approves compensation and oversees evaluation for all executive officers except the CEO;

  •
  recommends the target opportunity and actual compensation for the CEO to the Independent Directors of the Board for their consideration and approval; and

  •
  reviews the compensation arrangements for executive officers to ensure that they do not encourage excess risk-taking.

When setting CEO compensation, the Compensation Committee provides a decision-making framework for use in making a recommendation to the Board. As part of this framework, the Chairman of the Board leads the Board in conducting an annual evaluation of CEO performance relative to the performance goals and objectives established for the Company and the CEO. The CEO's performance objectives include goals relating to enterprise performance, market share improvement, strategic business plans execution, acquisition integration, digitization of the Company, and retention and succession planning.

For other executive officers, the Compensation Committee determines target compensation and sets performance goals. After the end of the fiscal year, the Compensation Committee reviews the prior year's performance and approves or recommends incentive plan payouts for all executive officers.

  Role of Management

To aid in determining the compensation for the Company's executive officers, the CEO discusses the performance of each executive officer with the Compensation Committee and provides the Compensation Committee with recommendations on the compensation levels for each individual. When making the recommendations, the CEO considers items such as the value of the job in the marketplace and within the Company, the executive officer's performance, overall experience and time in the position, and expected future contributions. The Compensation Committee subsequently evaluates all the factors considered by the CEO and reviews compensation summaries that tally the dollar value of the base salary, target annual cash incentive, target long-term incentives and target total direct compensation. These summaries include benchmarking data comparing each of those elements to those of the peer groups, which are further discussed below.

  Role of the Independent Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC ("Meridian") to serve as the independent compensation consultant. The terms of Meridian's engagement are set forth in an engagement agreement that provides, among other things, that Meridian is engaged by, and reports only to the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Among the services Meridian performed were:

  •
  apprising the Compensation Committee of compensation-related trends and developments in the marketplace;

  •
  informing the Compensation Committee of compensation-related regulatory developments;

  •
  assisting with peer group development and related market data for the Company's officers;

  •
  advising on the design of the Company's incentive compensation programs; and

  •
  providing such additional reports and analyses as requested by the Compensation Committee from time to time.

Meridian does not provide any services to the Company other than its services to the Compensation Committee. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC, NASDAQ and NYSE rules and concluded that Meridian's work for the Compensation Committee does not raise any conflict of interest. The Company ceased trading on the NYSE and began trading on the NASDAQ in May 2018.

  Benchmarking

To ensure the Compensation Committee has the information necessary to set appropriate compensation levels, the Compensation Committee reviews publicly available executive compensation data from a peer group which consists of companies similar in size to the Company that are in industries similar to the Company. The Company's peer group consists of the following 15 companies:

Anixter International Inc.	Genuine Parts Company	TE Connectivity Ltd.
Arrow Electronics, Inc.	Jabil Circuit, Inc.	Tech Data Corporation
Celestica Inc.	Sanmina Corporation	W.W. Grainger, Inc.
CDW Corporation	Seagate Technology Plc	Wesco International, Inc.
Flex LTD	SYNNEX Corporation	Western Digital Corporation

The median revenue and market capitalization for the peer group and the Company only are shown below:

	Fiscal 2017 ($ in billions)
Peer Group/Company	Median Revenue	Median Market Capitalization
Peer Group	$14.8	$7.1
The Company	$17.4	$4.8

Additionally, the Compensation Committee reviews general industry survey data for similar roles at companies with comparable revenue and market capitalization. For fiscal 2018, the survey data came from the 2017 Towers Watson Data Services US Compensation Data Bank General Industry Executive Survey.

As part of this benchmarking process, each executive officer's proposed individual target compensation is evaluated against the market data, as are individual compensation elements such as base salary, annual cash incentives, long-term incentives and total direct compensation. Primary market data for the CEO and CFO reflects peer proxy data. Primary market data for other executives consists of peer group proxy data, where available, and general industry survey data. The Compensation Committee does not view benchmarking as a prescriptive determinant of individual compensation. Rather, the Compensation Committee uses the market median as a general guide in its decisions on the target amount and mix of each element of compensation. An individual executive officer's target compensation also takes into account other factors, such as experience in the position and long-term performance of the individual. An executive officer's actual compensation may be above or below target compensation and will vary from year to year based on corporate and/or business unit financial results, as well as individual performance, reinforcing the Company's pay-for-performance culture.

Overview of Pay Programs

The primary components of the Company's compensation program and the objectives of each component are set forth in the table below:

Element of Compensation	Objectives	Key Features
Base Salary	Attract and retain executive talent in a competitive marketplace.	Reflects skills, contributions and success over time in role.
Reviewed annually to ensure competitiveness and alignment with individual performance.
Annual Cash Incentive	Link variable compensation to corporate and/or business unit short-term performance as well as strategic goals.	Key financial measures used to assess performance and align executives with shareholders' interests.
Payouts dependent on meeting net income, operating margin and individual strategic goals.
Long-Term Incentive	Align executives with shareholders by rewarding long-term shareholder value creation.	Encourages retention through multi-year vesting (three to four years) and shareholder alignment through the use of performance goals.
	Reward stock price appreciation and tie executive wealth accumulation to long-term performance.	Performance units vest, if at all, at end of three-year period depending on meeting relative economic profit and relative TSR goals.

In addition, each NEO is also eligible to receive certain other benefits as described in the "Additional Compensation Elements" section below.

  Pay Mix

The compensation mix at target for the CEO and the other NEOs for fiscal 2018 demonstrates that a significant portion of CEO and other NEO pay is based on variable compensation. The pay mix charts below include the current CEO and other NEOs. The Company's long-term incentive compensation mix has traditionally been 50% performance share units ("PSU"), 25% stock options and 25% restricted stock units ("RSU").

CEO Target FY 2018 Compensation Mix	Other NEO (Average) Target FY 2018 Compensation Mix

  Compensation Practices

The Company's executive compensation programs incorporate a number of compensation governance practices:

  •
  Pay-for-Performance Alignment.  A significant portion of total compensation is dependent upon the achievement of short- and long-term financial and operational goals that are designed to increase shareholder value over time. As executives gain responsibility and seniority at the Company and exercise more direct influence over the Company's financial and operational performance, typically base salary as a percentage of total compensation will decrease and performance-based pay will increase.

  •
  Focus on Long-Term Incentive Compensation.  The Company's long-term incentive compensation program is designed to provide a meaningful portion of compensation with the goal of having executive officers think and behave like owners over the long term. Long-term incentives, in the form of equity awards, vest over periods ranging from three to four years depending on the award type.

  •
  A Holistic View of Performance.  The Company's annual and long-term incentive programs employ multiple performance measures to assure focus is on the entire business. Further, the long-term incentive programs include awards that vest over several different and overlapping periods to help ensure that performance during any one period is not maximized to the detriment of other periods.

  •
  Award Caps.  Awards under the Company's annual cash incentive plan and PSU awards under the Company's long-term incentive program are capped at a percentage of the target to ensure such awards do not encourage excessive risk-taking.

  •
  Stock Ownership Guidelines.  The Company has stock ownership guidelines for its executive officers and, as of July 1, 2018, each of the executive officers was in compliance with these guidelines.

  •
  Recoupment.  The Company has adopted an incentive compensation recoupment policy. Beginning with awards granted on or after August 28, 2018, the policy allows recoupments as a result of employee misconduct as well as financial restatements.

  •
  Annual Risk Assessment.  The Compensation Committee has assessed the Company's compensation programs and concluded that the Company's policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

  •
  Committee Independence.  The Compensation Committee is made up entirely of Independent Directors and the Compensation Committee's independent compensation consultant did not provide any separate services to management.

  •
  Hedging or Pledging are Prohibited.  The Company's trading procedures for insiders prohibits Directors and executive officers from hedging or pledging the Company's securities.

  •
  No Tax Gross-Ups on Excise Taxes.  The Company's change of control agreements do not provide for excise tax reimbursements to any of the Company's executive officers.

  •
  No Dividends or Dividend Equivalents on Unearned/Unvested Equity Awards.  The Company does not pay dividends or dividend equivalents on unearned or unvested equity awards.

  •
  Repricing of Awards is Prohibited.  Repricing of stock options and stock appreciation rights is prohibited without shareholder approval. The Company does not have a history of repricing equity awards.

  •
  No Above-Market Returns.  The Company does not offer preferential or above-market returns on deferred compensation.

  •
  Stock Options are Granted at Fair Market Value.  The Company does not grant stock options with an exercise price below the fair market value of the Company's Common Stock on the date of the grant.

  Compensation Risk Management

The Compensation Committee has assessed the Company's executive compensation programs and concluded that the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or create inappropriate or unintended significant risk to the Company as a whole, and that the incentive compensation programs provide incentives that do not encourage risk-taking that is beyond the Company's ability to effectively identify and manage significant risks. Further, the Compensation Committee and management believe that the incentive compensation programs are compatible with effective internal controls and the Company's risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Elements of Executive Compensation

  Base Salary

For fiscal 2017 and fiscal 2018, the annualized salaries as of the end of the applicable fiscal year are as follows:

NEO	2017 Year End Annualized Base Salary	2018 Year End Annualized Base Salary
Mr. Amelio	$1,000,000	$1,000,000
Mr. Liguori	—	$500,000
Mr. Jacobson	—	$275,000
Mr. Gallagher	$515,000	$515,000
Mr. Bartolotta	$550,000	$550,000
Ms. Miller	$540,000	$540,000
Mr. Moriarty	$650,000	$650,000

The Company generally implements base salary increases for executive officers on a fiscal year basis, although it may consider mid-year increases in the event of a promotion. In determining increases to base salaries, the Compensation Committee considered the benchmarking data, the NEO's experience in the position and the long-term performance of the individual NEO. Due to the Company's operating profit performance in fiscal 2017, the Compensation Committee decided to keep NEOs' salaries flat year-over-year.

  Annual Cash Incentives

NEOs are eligible to receive annual cash incentive compensation pursuant to the Executive Incentive Plan (the "Incentive Plan") based in part on the financial performance of the Company and in part on individual performance against pre-established strategic goals.

For fiscal 2018, payouts to the NEOs under the Incentive Plan ranged from 96% to 117% of target annual incentive opportunities based on the financial performance results outlined below and based on the Compensation Committee's assessment of each NEO's performance relative to their respective individual performance goals:

  •
  Net income after tax, as defined below ("NIAT"), was $427.8 million

  •
  Operating income margin was 3.41%

Target Annual Cash Incentive. The target annual cash incentive compensation for fiscal 2017 and fiscal 2018 for the NEOs is set forth in the following table:

NEO	2017	2018
Mr. Amelio	$1,298,764	$1,500,000
Mr. Liguori(1)	—	$211,538
Mr. Jacobson(2)	—	$302,692
Mr. Gallagher	$99,038	$515,000
Mr. Bartolotta	$380,769	$550,000
Ms. Miller	$410,000	$410,000
Mr. Moriarty(3)	$650,000	$225,000

(1)
Mr. Liguori's annual cash incentive target was 100% of base salary. Amount shown in the table is prorated to reflect his hire date of January 29, 2018.

(2)
Mr. Jacobson's annual cash incentive target for his prior role was $125,000 and this incentive remained in place. He was also provided an additional incentive with the same financial metrics as the Incentive Plan, which had an annual target of $330,000 prorated for his time as interim CFO. Amount shown in the table reflects the total of both annual cash incentive targets.

(3)
Mr. Moriarty's 2018 annual cash incentive target was 100% of base salary. Amount shown in the table is prorated to reflect his termination date of November 5, 2017.

Financial Performance Goals. Financial performance was 80% of the total annual cash incentive target for all NEOs with the exception of Mr. Liguori, Mr. Jacobson and Mr. Moriarty, who had financial performance as 100% of the total annual cash incentive target.

Financial performance goals are reviewed in conjunction with the Company's budget for the upcoming fiscal year. When determining the budget, the Board seeks to ensure that it is fair, challenging and forward-looking, without encouraging excessive risk-taking. Additionally, when determining the fiscal 2018 budget, the Board considered the Company's results in fiscal 2017, projected growth and the operating environment as projected by industry analysts. At its August 2017 meeting, the Compensation Committee or the Board, as appropriate, finalized the financial goals and the target cash incentive compensation relating to such financial goals.

Company-wide financial performance goals were based on the percentage achievement of the Company's fiscal 2018: (1) net income after tax, excluding certain items ("NIAT"), and (2) adjusted operating income margin ("OI Margin"). These measures were selected to drive profitable growth.

Maximum annual cash incentive compensation relating to the financial performance goals was capped at 200% of target and no cash incentive compensation would be earned if actual performance was less than 80% of the financial target.

Individual Performance Goals. For each NEO, 20% of their total annual cash incentive target was tied to achievement of pre-established individual objectives and strategic initiatives. These goals, which may vary by NEO, focused on areas that provide immediate value, as well as those that are important for building future growth capability. These areas include efficiency initiatives, financial planning initiatives and goals with respect to specific businesses or functions.

Maximum annual cash incentive compensation relating to the individual performance goals was capped at 200% of target.

Fiscal 2018 Goals. The performance metrics, weightings and goals for fiscal 2018 are presented in the table below.

Metrics	Weighting		Financial Performance Metrics	Weighting	Performance Goal
Financial Performance	80%	(1)	NIAT ($Millions)	60%	$409.6
			OI Margin	40%	3.65%
Individual Performance	20%	(1)	Individual MBOs	100%	Determine by CEO & Compensation Committee

(1)
Financial performance is weighted 100% for Messrs. Liguori, Jacobson and Moriarty.

Performance for NIAT was calculated based on the ratio of actual performance to the target goal. If NIAT performance attainment was less than 100% of the target goal, each 1% change in attainment would result in a 2% change in the incentive payout. If NIAT performance attainment was greater than 100% of the target goal, each 1% change in attainment would result in a 4% change in the incentive payout.

For OI Margin, performance was calculated by adding or deducting 0.5% from 100% for every 1 basis point deviation from the baseline and adding an additional 0.5% (for a total of 1.0%) for every basis point above the target. If OI Margin performance attainment was less than 100% of baseline, each 1% change in attainment would result in a 2% change in the incentive payout. If OI Margin performance attainment was from the baseline to target, the payout factor would be linear. If OI Margin performance attainment was greater than target, each 1% change in attainment would result in a 4% change in the incentive payout.

The table below outlines the payout ranges that applied to the performance goals.

Payout Range
Performance Level	(as percentage of target incentive opportunity)
Below 80% of performance goal	0%
Between 80% and less than 100% of performance goal	40% – 97%
Target of 100%	100%
Between 101% and 125% of performance goal	104% – 200%
Above 125% of performance goal	200%

Results & Payout.

Performance relative to financial performance goals and the percentages of target annual cash incentive earned with respect to the financial performance goals for fiscal 2018 were calculated as follows:

Goal	Target	Actual	% Achieved	Payout %
NIAT ($Millions)	$409.6	$427.8	104.4%	117.76%
OI Margin	3.65%	3.41%	88.0%	64.00%

The percentages of target annual cash incentive earned with respect to the individual performance goals for fiscal 2018(1) were calculated as follows:

Mr. Amelio:	140%
Mr. Gallagher	150%
Mr. Bartolotta:	200%
Ms. Miller:	200%

Based on improved overall financial performance and significant progress on the Company's transformation goals, fiscal 2018 Incentive Plan payouts for NEOs with MBOs were above target. NEOs without MBOs were paid close to target. For additional information regarding the fiscal 2018 performance of the Company and its operating groups, please refer to the Company's Annual Report on Form 10-K for the year ended June 30, 2018.

(1)
Financial performance was 100% of the total annual cash incentive target for Messrs. Liguori, Jacobson and Moriarty.

The NEOs were paid the following annual cash incentive amounts for fiscal 2018 performance:

NEO	Target Cash Incentive	Cash Incentive Paid for Fiscal 2018	Percentage of Target Achieved
Mr. Amelio	$1,500,000	$1,575,072	105.0%
Mr. Liguori(1)	$211,538	$203,618	96.3%
Mr. Jacobson(2)	$302,692	$297,830	98.4%
Mr. Gallagher	$515,000	$551,075	107.0%
Mr. Bartolotta	$550,000	$643,526	117.0%
Ms. Miller	$410,000	$479,720	117.0%
Mr. Moriarty(3)	$225,000	$216,576	96.3%

(1)
Mr. Liguori's target annual cash incentive was 100% of base salary. Amount shown in the table is prorated to reflect his hire date of January 29, 2018.

(2)
Mr. Jacobson's target annual cash incentive for his position prior to being Interim CFO was $125,000, and the payout for this incentive was 101.4% of the target. His target annual cash incentive for his position as Interim CFO was $330,000, prorated for his time as Interim CFO, and the payout for this incentive was 96.3% of the target. The amount shown in the table reflects the aggregate total of both incentives.

(3)
Mr. Moriarty's fiscal 2018 target annual cash incentive was 100% of base salary. Amount shown in the table is prorated to reflect his termination date of November 5, 2017.

  Long-Term Incentives

The Compensation Committee uses long-term incentive compensation in the form of equity awards for NEOs as a valuable compensation component. Equity awards under the long-term incentive plan ("LTIP") provide a strong incentive to increase shareholder value over time and improve TSR, as well as aid in retention.

NEOs do not have a set target for long-term incentive compensation at the beginning of each year (e.g., target value is not a percentage of base salary). Rather, at the beginning of each year, LTIP awards are determined based on a variety of factors including market competitiveness and the NEO's prior-year performance. As a result, the target value of awards on grant date for a NEO can vary from year to year.

The Company utilizes a portfolio approach to LTIP awards to better align executive compensation to shareholder interests, provide NEOs with an opportunity to benefit from stock price appreciation and ensure that a portion of long-term pay is tied to performance relative to peer companies.

The Compensation Committee generally awards a mix of restricted stock units ("RSUs"), stock options, and performance share units ("PSUs") to the NEOs. In fiscal 2018, the Company granted time-based stock options, time-based RSUs, and PSUs to each of the NEOs. With respect to the target value of the LTIP awards to the NEOs, generally, RSUs represented 25% of the award, stock options represented

25% of the award and PSUs represented 50% of the award. The fiscal 2018 LTIP awards are listed in the following table.

NEO	PSUs (#)	Stock Options (#)	RSUs (#)	Target Value of LTIP Awards ($)
Mr. Amelio	67,935	113,948	33,968	$5,000,000
Mr. Liguori(1)	5,751	10,032	69,584	$3,400,000
Mr. Jacobson	—	—	8,152	$300,000
Mr. Gallagher	14,946	25,068	7,472	$1,100,000
Mr. Bartolotta	14,946	25,068	7,472	$1,100,000
Ms. Miller	14,265	23,928	7,132	$1,050,000

(1)
Mr. Liguori's grant includes a grant valued at $500,000 with the typical split of 50% PSUs, 25% stock options and 25% RSUs. Mr. Liguori's grant also includes a one-time new hire grant valued at $2.9 million, granted as RSUs.

Performance Share Units. The Compensation Committee believes a combination of Return on Capital Employed ("ROCE") and Relative Economic Profit ("EP") are measures of long-term performance driven by effective profitability and balance sheet management, and are key factors in creating shareholder value. Using annual performance periods makes these goals more meaningful to the NEOs and enhances the line of sight between performance and award results. In addition, the Compensation Committee uses relative TSR as a payout measure to promote a closer alignment between long-term incentive payments and shareholder returns delivered during the three-year performance period.

The PSUs awarded in fiscal 2018 vest based upon a three-year performance period covering the Company's fiscal years 2018, 2019 and 2020. Vesting of these PSUs is subject to the Company achieving Average Three Year ROCE and Relative EP, as defined below, equal to at least the respective threshold levels set forth below. The weighted average results of Average Three Year ROCE and Relative EP are modified by Relative TSR +/-20%. Average Three Year ROCE and Relative EP are equally weighted for determining PSU payouts. While Relative EP is calculated for each year during the performance period, the PSUs associated with that performance measure do not vest until the end of the three-year performance period. For Relative EP, the Compensation Committee selected the S&P SuperComposite Technology Distributors Index — Sub-Industry Index, excluding the Company, as the comparator group. It is comprised of technology distributors that are the most comparable to the Company in terms of revenue, market capitalization and business environment. For Relative TSR, the Compensation Committee selected the broader S&P MidCap400 Information Technology Index as the comparator group to provide for more stability and continuity in the relative TSR peer group composition and performance levels.

For purposes of the PSU awards:

  •
  "ROCE" means operating income less income tax, divided by average total capital, which is debt less cash plus total equity.

  •
  "Relative EP" means, with respect to each fiscal year in the three-year Relative EP performance period, the Company's economic profit per dollar of average capital for such fiscal year as compared to the economic profit per dollar of average capital of the companies in the S&P SuperComposite Technology Distributors Index — Sub-Industry Index, excluding the Company.

  •
  "EP" for a business means operating income after tax (assuming an effective tax rate of 35%), less a capital charge of 10% on the amount of capital invested in the business. For purposes of the PSUs, "operating income" excludes certain items as determined by the Compensation Committee, such as restructuring charges, asset write-downs, impairments and financial impacts of accounting, tax and regulatory changes, etc.

  •
  "Relative TSR" means the percentile rank (from 0%ile for the lowest to 100%ile for the highest) of the Company's TSR compared to the individual TSR of each company in the S&P MidCap400 Information Technology Index over the three-year performance period.

  •
  "TSR" means the percent calculated using the following formula:

Average stock price at the end of period – average stock price at the start of period + dividends
Average stock price at the start of period

    When calculating the average stock price at the beginning and end of the relevant period, the Company uses the 30-trading day average immediately before and including the start day and the 30-trading day average immediately before and including the end day of the applicable period.

Based upon the Company's actual ROCE, Relative EP and Relative TSR, the NEO is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of the participant's targeted number of shares as set forth below. Actual ROCE is calculated each year for three years and averaged, then compared to the Plan to determine Plan achievement. Relative EP is calculated each year during the three-year performance period, the payout percentage of target set forth below is multiplied by one-third and the number of PSUs associated with each year's Relative EP performance vest at the end of the three-year performance period.

Average ROCE
ROCE three year average goal	<9.70%	9.70%	10.40%	10.75%	11.10%
Payout Percent of Target	0%	40%	100%	150%	200%
Relative EP
Relative EP relative to the Index	–10%	–5%	0%	+5%	+10%
Payout Percent of Target	0%	50%	100%	150%	200%
Relative TSR
Percentile Rank	<30%ile		50%ile	75%ile+
Payout Percent of Target	–20%		No Adjustment	+20%

If the Company's actual Average ROCE, annual Relative EP or Relative TSR is between two achievement levels set forth in the table above, the percentage vesting shall be determined by linear interpolation.

Performance Share Units Earned. The payout percentages for the PSU awards for the past five years are set forth in the following table:

Performance Period	Payout
Fiscal Years 2016 – 2018	38%
Fiscal Years 2015 – 2017	45%
Fiscal Years 2014 – 2016	89%
Fiscal Years 2013 – 2015	107%
Fiscal Years 2012 – 2014	94%

Stock Options. Stock options provide the opportunity for compensation only if the Company's stock price appreciates from the date of grant, enhancing the alignment of NEOs' pay with shareholder interests. Options typically vest annually in equal installments over a four-year period. The exercise price reflects the closing stock price on the date of grant. The vesting parameters are designed to enhance NEO retention.

Restricted Stock Units. RSUs typically vest in four equal installments over three-and-a-half years and are intended to enhance the retention of NEOs over an extended period.

  Additional Compensation Elements

Retirement Benefits. The Company provides a retirement benefit to certain employees under a tax-qualified retirement plan and a retirement benefit under nonqualified retirement plans. The Company pension plan (the "Pension Plan") is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. Cash balance plans are similar in nature to a defined contribution plan in that a participant's benefit is defined in terms of a stated account balance. As a cash balance plan, the Pension Plan provides the Company with the benefit of applying any earnings on the Plan's investments beyond the fixed return provided to participants toward the Company's future cash funding obligations. The nonqualified retirement plans consist of the Company's restoration pension plan (the "Restoration Plan") and the supplemental executive officers' retirement plan (the "SERP"). The plans are more fully described in the "Pension Benefits" section. The SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of the Restoration Plan and the SERP, any benefit payable under the Restoration Plan reduces the benefit payable under the SERP. These plans are important retention tools in the Company's compensation program because the receipt of benefits under these plans is contingent upon the satisfaction of certain age and service requirements. Additionally, as the benefits provided under the nonqualified retirement plans are based in part on a participant's yearly cash compensation, including a participant's annual cash incentive compensation, the plans include a performance-based element. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of these plans.

Deferred Compensation. The Company maintains a Deferred Compensation Plan for highly compensated U.S. employees, which includes each NEO. The program permits these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company's 401(k) Plan, at a minimal administrative cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the "deemed investment" selected by the participant, as described in more detail following the Nonqualified Deferred Compensation Table. The Company does not offer preferential or above market returns on the compensation deferred.

Executive Benefits. The Company provides NEOs with a limited number of perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company's overall compensation program, and necessary to remain competitive. Costs associated with the perquisites provided by the Company are included in the "All Other Compensation" column in the Summary Compensation Table.

Change of Control Agreements. Each NEO has a change of control agreement with the Company. The change of control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change of control of the Company. The agreements are also intended to align NEO and shareholder interests by enabling NEOs to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the NEOs' own employment. The change of control agreements do not provide for excise tax reimbursements to any of the NEOs. For more information, see "Potential Payouts Upon Termination and Change of Control" section.

Executive Severance Plan. Each of the NEOs, except for Ms. Miller who is covered by her employment agreement and Mr. Jacobson who is not currently an executive officer, are covered under the terms of the Company's Executive Severance Plan, which was approved on August 10, 2017. Under this plan, if the Company terminates an NEOs employment without cause: (1) the NEO, other than Mr. Amelio as CEO, will receive one times their annual base salary plus health care severance and their incentive payment, which is based on the relevant performance factors in the year of termination; and (2) Mr. Amelio as CEO will receive two times his annual base salary in addition to the health care severance and incentive payment as described above. For purposes of the above, "cause" generally includes gross misconduct, breach of any material term of the agreement, willful breach, habitual neglect or wanton disregard of the executive's duties, or conviction of certain criminal acts. For more information, see "Potential Payouts Upon Termination and Change of Control" section.

Employee Stock Purchase Plan (ESPP). The Company maintains the ESPP, which is a tax-qualified plan available to all employees of the Company and certain of its subsidiaries who have been employed for at least three continuous months on the basis of at least 20 hours per week. The ESPP provides an opportunity to acquire an ownership interest in the Company through the purchase of the Company's Common Stock at a 5% discount through payroll deductions. Please see "Proposal 3 — Summary of the Plan" for more information on the ESPP.

Additional Practices, Policies and Guidelines

  Stock Ownership Guidelines

With a significant portion of each NEO's total compensation delivered in the form of equity-based incentives, NEOs have a substantial interest and incentive to ensure profitable growth of the Company and to drive long-term shareholder value. To further reinforce this focus, the Compensation Committee has established stock ownership guidelines for all NEOs. The guidelines provide that the NEOs are required to hold shares of the Company's Common Stock or unvested RSUs, with a market value equal to a multiple of each NEO's base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 5 times base salary
Chief Financial Officer, Chief Transformation Officer, General Counsel and President, Electronic Components	Shares with market value equal to 3 times base salary
Other Executive Officers	Shares with market value equal to 1 times base salary

Until the ownership level under the Company's stock ownership guidelines is met, NEOs must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSU awards. Currently, all NEOs who are subject to these guidelines satisfy these requirements.

  Insider Trading and Hedging/Pledging Policy

The Trading Procedures for Insiders, which is part of the Company's Insider Trading Policy, expressly prohibits Directors and executive officers from entering into hedging or monetization transactions to hedge the economic risk of owning the Company's securities, and from holding the Company's securities in a margin account or pledging the Company's securities as collateral for loans. The policy further prohibits executive officers and Directors from trading in the Company's securities or engaging in any other action to take advantage of, or pass on to others, material nonpublic information relating to the Company or any other company with which the Company has a relationship, including the Company's customers, suppliers or potential parties in a business transaction.

  Recoupment Policy

Pursuant to the Company's amended Incentive Compensation Recoupment Policy, in the event of a mandatory restatement of the Company's financial results, or in the event of misconduct by an executive officer (or if an executive officer knew or should have known about the misconduct and failed to report it to the Company) or if required by law, the Independent Directors are authorized to take action to recoup all or part of any incentive compensation received by an executive officer. For purposes of this policy, incentive compensation includes any cash or stock-based award under the Company's annual cash incentive plan or LTIP, the amount of which is determined in whole or in part upon the application of objective performance criteria or the achievement of specific financial performance targets. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee's duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by an executive officer, the Independent Directors will take into consideration whether the executive officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.

  Equity Grant Practices

Equity award decisions are generally made at the Board or Compensation Committee's regularly scheduled meetings in August, which are generally scheduled at least one year in advance. Pursuant to the Company's equity incentive plans, the exercise price of each stock option awarded to the executive officers is the closing price of the Company's Common Stock on the date of grant. Options and other equity-based awards may be granted in connection with a new hire or a promotion, in which case awards may be granted at the Compensation Committee meeting at or about the time of hiring or promotion. Grants are made without regard to anticipated earnings or major announcements by the Company.

  Deductibility of Executive Compensation

A variety of tax and accounting considerations influence the Compensation Committee's design of the Company's compensation programs. Among them is Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which historically limited to $1 million the amount of non-performance-based compensation that the Company may deduct on its U.S. income tax returns in any calendar year for its CEO and three other highest-paid NEOs, other than the CFO.

As part of the Tax Cuts and Jobs Act (the "Tax Reform") enacted on December 22, 2017, this exemption from Section 162(m) limitation for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. That means any compensation paid to the Company's CEO, CFO and other NEOs ("covered employees") in excess of $1 million will now be nondeductible, subject to transition rules. In addition, under the revised Section 162(m) rules, once an individual becomes a covered employee for any taxable year, that individual will remain a covered employee for all future years thereby increasing the number of employees subject to the executive compensation limitation rules under Section 162(m).

For fiscal 2018, the Company's executive compensation programs were generally designed to meet these Section 162(m) requirements so that the Company could deduct the allowed executive compensation expenses. However, despite the Compensation Committee's efforts to structure the executive compensation programs in a manner intended to be exempt from Section 162(m) limitations, because of the ambiguities and uncertainties of the application and interpretation of the Tax Reform's new Section 162(m), including the uncertain scope of the transition relief, no assurance can be currently given that all compensation intended to be deductible in fact will be under the new Section 162(m). To maintain flexibility, the Compensation Committee does not have a policy requiring all compensation to be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis ("CD&A") and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company's 2018 Proxy Statement and incorporated by reference into the Company's annual report on Form 10-K. This Report is provided by the following Independent Directors, who comprise the Committee:

  R. Kerry Clark, Chair
  James A. Lawrence
  Avid Modjtabai

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation provided by the Company for the years indicated to the NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)	Adjusted Total ($)*
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
William J. Amelio	2018	1,000,000		3,557,429	944,629	1,575,072	34,734	52,627	7,164,491	7,164,491
Chief Executive Officer	2017	892,308		4,994,200	4,118,048	1,166,161	—	68,630	11,309,347	9,253,603
Thomas Liguori	2018	211,538	350,000	3,133,946	95,806	203,618	—	5,829	4,000,737	4,000,737
Senior Vice President and Chief Financial Officer
Peter G. Bartolotta	2018	550,000		782,611	207,814	643,526	17,698	58,373	2,260,022	2,260,022
Chief Transformation Officer	2017	380,769		396,895	1,014,735	285,588	—	49,256	2,127,243	1,222,720
Philip R. Gallagher	2018	515,000		782,611	207,814	551,075	27,370	20,951	2,104,821	2,104,821
President, Electronic Components
MaryAnn G. Miller	2018	540,000		746,968	198,363	479,720	236,380	19,912	2,221,343	2,221,343
Senior Vice President and	2017	540,000		701,783	975,521	307,511	88,177	20,216	2,633,208	1,852,028
Chief Human Resources	2016	540,000		752,719	235,223	332,759	364,218	26,871	2,251,790	2,251,790
Officer and Global Marketing and Communications
Kenneth A. Jacobson(5)	2018	402,826	100,000	288,422	—	297,830	18,156	—	1,107,234	1,107,234
Interim Chief Financial Officer
Kevin M. Moriarty(6)	2018	225,000		—	—	216,576	34,551	7,020	483,147	483.147
Senior Vice President and	2017	650,000		1,136,150	1,383,650	487,518	109,058	22,427	3,788,803	2,719,815
Chief Financial Officer	2016	650,000		1,218,706	380,821	530,795	153,563	26,472	2,960,357	2,960,357

*
For fiscal 2017, this supplemental column adjusts the amounts reported in the "Total" column by subtracting the one-time grant of performance-based stock options ("PBSO's") pursuant to the Shareholder Value Incentive Plan. For Fiscal 2017, the amounts reported in this column differ from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation.

(1)
Amounts shown reflect the grant date fair value of awards of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and dividends expected to be paid during the vesting period. The grant date fair value of RSUs awarded to each NEO in fiscal 2018 is as follows: Mr. Amelio — $1,201,804; Mr. Liguori — $2,894,728; Mr. Bartolotta — $264,363; Mr. Gallagher — $264,363; Ms. Miller — $252,333; and Mr. Jacobson — $288,422. With respect to PSUs, the grant date fair value was computed based upon the target outcome of the performance conditions as of the grant date, which was consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the target performance is achieved for PSUs awarded in fiscal 2018, the grant date fair value of the award to each NEO is as follows: Mr. Amelio — $2,355,625; Mr. Liguori — $239,218; Mr. Bartolotta — $518,248; Mr. Bartolotta — $518,248; Mr. Gallagher — $518,248; and Ms. Miller — $494,635. Assuming the maximum payout of PSUs granted in fiscal 2018 is achieved, the grant date fair value of such awards would be $4,711,251, $478,436, $1,036,496, $1,036,496, and $989,269 for Messrs. Amelio, Liguori, Bartolotta, Gallagher, and Ms. Miller, respectively.

(2)
Amounts shown reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model. For fiscal 2017, this column also includes the grant date fair values for the one-time grant of PBSOs, referenced above, awarded to Mr. Amelio — $2,055,744;

  Mr. Bartolotta — $904,523; Ms. Miller — $781,180; and Mr. Moriarty — $1,068,988. For information on the assumptions used to calculate the value of the awards, refer to Note 13 to the Company's Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended June 30, 2018. The amounts included in these columns relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized by the NEOs.

(3)
Amounts shown include the net changes in the actuarial present value of accumulated benefits under the Company's qualified and nonqualified retirement plans. For fiscal 2018, the increase in the actuarial present value of accumulated benefits under the Company's qualified plan was $19,104, $17,698, $27,370, $23,205 and $9,789 for Mr. Amelio, Mr. Bartolotta, Mr. Gallagher, Ms. Miller and Mr. Jacobson, respectively. For fiscal 2018, the increase in the actuarial present value of accumulated benefits under the Company's nonqualified retirement plans was $15,630, $213,175, $8,367 and $34,551 for Mr. Amelio, Ms. Miller, Mr. Jacobson and Mr. Moriarty, respectively. Only Ms. Miller and Mr. Gallagher are participants in the SERP. The actuarial present value of Mr. Gallagher's benefits under the SERP have decreased from the prior year due to higher interest rates, and such decline is therefore not included in the table above. Since Mr. Liguori does not have the requisite one year of service, he is not a participant in either the qualified or nonqualified retirement plans at the end of fiscal 2018. Mr. Bartolotta does not have compensation eligible for Restoration Plan benefits as of the end of fiscal 2018. Mr. Moriarty received a lump sum payout of his qualified plan benefits during fiscal 2018, and his benefits under the Restoration will be paid to him at age 55, in June 2020.

(4)
The amounts include (a) for Messrs. Amelio and Bartolotta, whose primary residences are not in Arizona, expenses associated with Company-paid travel; (b) expenses associated with the Company's automobile program for each of the NEOs (except Mr. Jacobson); and (c) the cost of annual physical exams. Regarding the above referenced Company-paid travel, expenses were $27,962 for Mr. Amelio and $31,323 for Mr. Bartolotta. For the other NEOs, none of their perquisites and personal benefits exceeded the greater of $25,000 or 10% of the total amount of their benefits.

(5)
Mr. Jacobson served as the interim CFO until the appointment of Mr. Liguori as CFO on January 29, 2018. During his time as Interim CFO, he received additional base salary benefits of $20,000 per month beyond his salary in his prior role.

(6)
Mr. Moriarty ceased serving as the Company's CFO subsequent to the end of fiscal 2017. The amounts reported above for his salary and non-equity incentive plan compensation have been prorated through the end of his 90 day notification period.

 Equity Compensation Plan Information

The table below sets forth certain equity compensation plan information as of June 30, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	3,798,274	(1)	$40.93	5,549,379	(2)

(1)
Includes 2,321,787 shares subject to options outstanding, 1,036,160 restricted stock units and 440,327 performance share units awarded but not yet vested as of the end of the fiscal year.

(2)
Includes 97,487 shares available for future issuance under the Amended and Restated Avnet Employee Stock Purchase Plan.

 Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the NEOs in fiscal 2018 relating to: (1) annual cash incentive awards; (2) PSUs; (3) RSUs; and (4) stock options. The actual payouts earned in fiscal 2018 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the grant date fair values associated with the awards under the Equity Incentive Plan, All Other Stock Awards and All Other Option Awards in the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(3)	Awards ($/Sh)	Options Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William J. Amelio	8/10/2017	480,000	1,500,000	3,000,000	—	—	—	—	113,948	36.80	944,629
	8/10/2017	—	—	—	21,739	67,935	135,870	—	—	—	2,355,625
	8/10/2017	—	—	—	—	—	—	33,968	—	—	1,201,804
Thomas Liguori	1/29/2018	146,077	211,538	423,077	—	—	—	—	10,032	43.47	95,806
	1/29/2018	—	—	—	1,840	5,751	11,502	—	—	—	239,218
	1/29/2018	—	—	—	—	—	—	69,584	—	—	2,894,728
Peter G. Bartolotta	8/10/2017	176,000	550,000	1,100,000	—	—	—	—	25,038	36.80	207,814
	8/10/2017	—	—	—	4,783	14,946	29,892	—	—	—	518,248
	8/10/2017	—	—	—	—	—	—	7,472	—	—	264,363
Philip R. Gallagher	8/10/2017	164,800	515,000	1,030,000	—	—	—	—	25,068	36.80	207,814
	8/10/2017	—	—	—	4,783	14,946	29,892	—	—	—	518,248
	8/10/2017	—	—	—	—	—	—	7,472	—	—	264,363
MaryAnn G. Miller	8/10/2017	131,200	410,000	820,000	—	—	—	—	23,928	36.80	198,363
	8/10/2017	—	—	—	4,565	14,265	28,530	—	—	—	494,635
	8/10/2017	—	—	—	—	—	—	7,132	—	—	252,333
Kenneth Jacobson	8/10/2017	71,077	302,692	605,385	—	—	—	—	—	—	—
	8/10/2017	—	—	—	—	—	—	8,152	—	—	288,422
	8/10/2017	—	—	—	—	—	—	—	—	—	—
Kevin M. Moriarty	8/10/2017	90,000	225,000	450,000	—	—	—	—	—	—	—

(1)
The threshold column assumes payout of 32% of the target amount that is based on financial performance measures and no payout of the target amount based on the individual performance measures, for all the NEO's except for Messrs. Liguori, Jacobson and Moriarty, who were paid only on financial performance measures, resulting in threshold at 40% of target incentive, except for Mr. Jacobson, as discussed below. The target column assumes that the annual incentive was paid at 100% of target for the financial and individual performance measures, as applicable. The maximum column assumes the highest amounts payable on the financial and individual performance measures, as applicable, resulting in a payout of 200% of the target amount. Achievement below the threshold would yield a payout of $0. Mr. Liguori's non-equity award is prorated, based on his date of hire; and Mr. Moriarty's non-equity award is prorated through the end of his 90 day notification period. Mr. Jacobson's non-equity award includes both his award as interim CFO (target of $177,692), which was prorated for the time he served in that role, and his incentive associated with his position as Controller (target of $125,000), the threshold for which is 60% of target.

(2)
This column represents grants of PSUs, the payout for which is based upon the Company's actual Relative EP and ROCE performance to plan, after applying the modifier of Relative TSR during the three-year performance period. The executive is eligible to receive a percentage of the target number of shares ranging from 32% to 200% of his or her targeted number of shares.

(3)
The vesting schedules for the PSUs, RSUs and the stock option grants made in fiscal 2018 are as follows:

Type of Awards Made in Fiscal 2018	Vesting Schedule
Performance Share Units (PSUs)	vest, if at all, at the end of fiscal 2020 (June 27, 2020)
Restricted Stock Units (RSUs)	25% each on the first business day in January of 2018 through 2021
Stock Options	25% on each of the first through fourth anniversaries of the grant date

For additional description of the terms and awards of RSUs, stock options and PSUs made in fiscal 2018, see the description of long-term incentives in the CD&A and Note 13 to the Company's Consolidated Financial Statements included in its Form 10-K for the fiscal year ended June 30, 2018.

 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the NEOs as of June 30, 2018. This table includes unexercised and unvested option grants, unvested RSUs, PSUs and PBSOs with vesting conditions that have not yet been satisfied. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table, based on the option grant date or stock award date. The market value of the stock awards is based on the closing market price of the Company's Common Stock as of June 30, 2018, which was $42.89. The PSUs are subject to specified performance objectives over the performance period. The market values as of June 30, 2018 shown in columns (h) and (j) below, assume 100% achievement of these performance objectives. For additional information about the option grants and stock awards, see the description of long-term incentives in the CD&A and Note 13 to the Company's Consolidated Financial Statements included in its Form 10-K for the fiscal year ended June 30, 2018.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (RSUs)(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (PSUs)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
William J. Amelio	7/11/2016	98,619	—	—	38.80	7/10/2026		—	—	—	—
	1/01/2017	22,977	68,931	—	47.61	12/31/2026	1/01/2017	19,252	828,718	57,760	2,477,326
	1/03/2017	—	—	168,919	47.23	1/02/2027		—	—	—	—
	8/10/2017	—	113,948	—	36.80	8/09/2027	8/10/2017	25,476	1,092,666	67,935	2,913,732
Thomas Liguori	1/29/2018	—	10,032	—	43.47	1/28/2028	1/29/2018	69,584	2,984,458	5,751	246,660
Peter G. Bartolotta	10/24/2016	2,696	8,088	—	42.59	10/23/2026	10/24/2016	1,614	69,224	6,456	276,898
	1/03/2017	—	—	74,324	47.23	1/02/2027		—	—	—	—
	8/10/2017	—	25,068	—	36.80	8/09/2027	8/10/2017	5,604	240,356	14,946	641,034
Philip R. Gallagher	3/02/2009	5,625	—	—	16.15	3/01/2019		—	—	—	—
	8/13/2009	24,068	—	—	24.75	8/12/2019		—	—	—	—
	8/12/2010	24,184	—	—	24.41	8/11/2020		—	—	—	—
	8/11/2011	21,152	—	—	27.94	12/31/2020		—	—	—	—
	8/09/2012	23,128	—	—	32.43	12/31/2020		—	—	—	—
	8/08/2013	32,740	—	—	39.04	12/31/2020		—	—	—	—
	8/07/2014	14,649	4,883	—	40.88	12/31/2020		—	—	—	—
	4/24/2017	—	—	75,959	44.52	4/23/2027		—	—	—	—
	8/10/2017	—	25,068	—	36.80	8/09/2027	8/10/2017	5,604	240,356	14,946	641,034
MaryAnn G. Miller	5/08/2009	6,000	—	—	22.08	5/07/2019		—	—	—	—
	8/13/2009	9,024	—	—	24.75	8/12/2019		—	—	—	—
	8/12/2010	11,456	—	—	24.41	8/11/2020		—	—	—	—
	8/11/2011	14,104	—	—	27.94	8/10/2021		—	—	—	—
	8/09/2012	17,620	—	—	32.43	8/08/2022		—	—	—	—
	8/08/2013	15,124	—	—	39.04	8/07/2023		—	—	—	—
	8/07/2014	12,102	4,034	—	40.88	8/06/2024		—	—	—	—
	8/13/2015	11,002	11,002	—	42.67	8/12/2025	8/13/2015	1,538	65,965	—	—
	8/11/2016	4,978	14,934	—	41.30	8/10/2026	8/11/2016	2,956	126,783	11,823	507,088
	1/03/2017	—	—	64,189	47.23	1/02/2027		—	—	—	—
	8/10/2017	—	23,928	—	36.80	8/09/2027	8/10/2017	5,349	229,419	14,265	611,826
Kenneth A. Jacobson	1/03/2017	—	—	10,811	47.23	1/02/2027		—	—	—	—
	—	—	—	—		—	8/13/2015	1,172	50,267	—	—
	—	—	—	—		—	8/11/2016	2,422	103,880	—	—
	—	—	—	—		—	8/10/2017	6,114	262,229	—	—

  Vesting schedules:

Stock Options (excluding PBSOs) — Stock options vest in 25% annual increments commencing on the first anniversary of the grant date. The award dated July 11, 2016 to Mr. Amelio vests 100% after 6 months. Stock options typically expire the day before the tenth anniversary of the grant date.

Performance Based Stock Options (PBSOs) — The PBSO grants, dated January 3, 2017, and for Mr. Gallagher April 24, 2017, would vest only upon the achievement of certain specifically identified initiatives, at a rate of 60% on December 31, 2018 and the remaining 40% at the end of fiscal 2019. Based upon current available data, it is deemed improbable that such awards will vest.

Restricted Stock Unit Awards (RSUs) — RSUs vest in 25% annual increments, commencing in the January following the grant date.

Performance Share Units (PSUs) — All PSUs vest, if at all, depending on whether vesting conditions are met, on the last day of the fiscal year coincident with the end of the three-year performance period.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs: (1) stock option exercises during fiscal 2018, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and PSUs, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
William J. Amelio	—	—	18,118	722,727
Peter G. Bartolotta	—	—	2,675	106,706
Philip R. Gallagher	14,292	188,654	3,626	144,642
MaryAnn G. Miller	—	—	10,926	473,705
Kenneth A. Jacobson	—	—	5,277	210,500
Kevin M. Moriarty	102,314	579,731	—	—

The value realized on vesting of stock awards includes (i) RSUs that vested on January 2, 2018 and (ii) the PSUs that vested on June 30, 2018, which covered the fiscal 2016 — fiscal 2018 performance period. The shares and value realized with respect to the RSUs is as follows: Mr. Amelio — 18,118 shares and $722,727; Mr. Bartolotta — 2,675 shares and $106,706; Mr. Gallagher — 3,626 shares and $144,642; Ms. Miller — 6,251 shares and $249,352; and Mr. Jacobson — 5,277 shares and $210,500. The shares and value realized with respect to the PSUs issued to Ms. Miller is 4,675 and $224,365.

Pension Benefits

Further to the discussion of the retirement benefits in the CD&A, the Company provides a retirement benefit under a tax-qualified retirement plan, or the Pension Plan, and a retirement benefit under nonqualified retirement plans. The Pension Plan is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. A participant's benefit under the Pension Plan is based on the value of the participant's cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. In general, the Pension Plan defines annual earnings as a participant's base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in Sections 125 or 401(k) (i.e., the 401(k) Plan) of the Code. Currently, the maximum amount of earnings on which benefits can be accrued is $275,000, which is the 2018 annual maximum established by the IRS. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with the Company.

The nonqualified retirement plans consist of the Restoration Plan and the SERP. The Restoration Plan is an excess benefit plan that provides retirement income to eligible U.S. employees whose Pension Plan benefit is limited by Code limits on compensation. The Restoration Plan uses the same eligibility, vesting, formula and distribution criteria (except in cases where Code section 409A applies) found in the Pension Plan, but without considering the Code-imposed limits on the Pension Plan. The excess benefit over the Code-imposed limits in the Pension Plan is paid from the Restoration Plan.

The SERP provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly for two years and in a lump sum thereafter to such officer or his or her beneficiary with the total benefit equaling the present value of ten years of payments in an amount not to exceed 36% of the officer's eligible compensation, which is defined as the average of the highest two of the last five years' cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant begins to receive the benefit.

As discussed in the CD&A, the SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of both plans, any benefit payable under the Restoration Plan will reduce the benefit payable under the SERP. Thus, the maximum benefit payable to vested participants in both nonqualified plans will equal the benefit payable under the SERP.

The table below shows the number of years of service credited to each such NEO, the actuarial present value of accumulated benefits payable to each of the NEOs as of the end of the fiscal year, and the payments made to each of the NEOs during the last fiscal year, if any. As noted under the Summary Compensation Table, Mr. Liguori is not yet eligible to participate in the Company's qualified or nonqualified retirement plans. Mr. Moriarty received a lump sum payout of his Pension Plan balance. The present value of the accumulated benefit was determined using interest rate assumptions consistent with those used in the Company's financial statements.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
William J. Amelio	Pension Plan	0.5	19,104
	Restoration Plan	0.5	15,630
Peter G. Bartolotta	Pension Plan	0.5	17,698	—
	Restoration Plan(2)	0.5	—	—
Philip R. Gallagher	Pension Plan	33.5	32,833	—
	Nonqualified Retirement Plans(3)	34.6	2,937,415	—
MaryAnn G. Miller	Pension Plan	10.5	289,137	—
	Nonqualified Retirement Plans(3)	8.7	2,087,344	—
Kenneth A. Jacobson	Pension Plan	3.5	54,068	—
	Restoration Plan	3.5	12,390	—
Kevin M. Moriarty	Pension Plan	4.9	—	97,645
	Restoration Plan	4.9	305,277	—

(1)
Pursuant to the terms of the Pension Plan and Restoration Plan, an employee must wait until the next open period after his or her start date before being credited with any years of service. No participant is credited with any additional years of service under the Pension Plan, Restoration Plan or the SERP beyond their actual years of service.

(2)
Mr. Bartolotta does not have compensation eligible for Restoration Plan benefits as of the end of fiscal 2018.

(3)
Only Mr. Gallagher and Ms. Miller are participants in the SERP.

Nonqualified Deferred Compensation

The Company offers the Avnet Deferred Compensation Plan ("DCP") for highly compensated U.S. based employees, defined as those earning $275,000 or more in target income, including all the NEOs. The DCP allows these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Avnet 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the "deemed investment" options and added to the account. As such, there are no "above-market" earnings. The deferred compensation and the amount earned are held under the Avnet Deferred Compensation Rabbi Trust, but are subject to the claims of general creditors of the Company. Also, the obligation to distribute the amounts according to the participants' designation is a general obligation of the Company. Of the NEOs, only Mr. Jacobson has deferred a portion of his cash compensation in fiscal 2018.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kenneth A. Jacobson	61,752	—	5,793	—	120,713

Potential Payouts Upon Termination and Change of Control

Employment Agreements, Severance Plan and Change of Control Agreements

Employment Agreements

Each of the NEOs, except for Mr. Jacobson, entered into either an employment agreement or letter of agreement with the Company or one of its subsidiaries. The employment agreement for Ms. Miller is terminable by either the individual or the Company upon one-year advance written notice to the other. Mr. Gallagher entered into a letter of agreement whereby if the Company terminates his employment without cause during the first two years of his term, he will receive a lump sum payment equal to twice his base annual salary and target incentive for the year in which the termination occurs. For purposes of the above, "cause" generally includes gross misconduct, breach of any material term of the agreement, willful breach, habitual neglect or wanton disregard of the executive's duties, or conviction of certain criminal acts.

Executive Severance Plan

Each of the NEOs, except for Ms. Miller who is covered by her employment agreement and Mr. Jacobson who is not currently an executive officer, are covered under the terms of the Company's Executive Severance Plan approved on August 10, 2017. Under this plan, if the Company terminates their employment without cause: (1) the NEOs, other than Mr. Amelio as CEO, will receive one times their annual base salary plus health care severance and their incentive payment, which is based on the relevant performance factors in the year of termination; and (2) Mr. Amelio as CEO will receive two times his annual base salary in addition to the health care severance and incentive payment as described above. For purposes of the above, "cause" generally includes gross misconduct, breach of any material term of the agreement, willful breach, habitual neglect or wanton disregard of the executive's duties, or conviction of certain criminal acts.

Change of Control Agreements

Each of the NEOs, except for Mr. Jacobson, entered into change of control agreements with the Company providing that, in the event of actual or constructive termination within 24 months of a change of control, the Company must pay to the NEO all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) the NEO's then-current annual base salary and (ii) the NEO's target incentive compensation for the year in which such termination occurred. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock compensation plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. No NEO is entitled to a tax gross-up for excise taxes related to payments made upon a change of control. The change of control agreements between the Company and the NEOs have provisions to ensure compliance with Section 409A of the Code, by deferring any payment due upon termination of employment for up to six months to the extent required by Section 409A.

Pursuant to these agreements, a constructive termination includes a material diminution in the NEO's responsibilities, a material change in the geographic location at which the NEO is primarily required to perform services for the Company, a material reduction in the NEO's base compensation or, any other action or inaction that constitutes a material breach by the Company under its employment agreement with the NEO. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of the Company's Common Stock, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the applicable agreement and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

Potential Payouts upon Termination Table

The following table sets forth the estimated payments and value of benefits that each of the NEOs would be entitled to receive under their employment agreements, the Executive Severance Plan, and change of control agreements, as applicable, in the event of the termination of their employment under various scenarios. The table assumes that the termination occurred on June 30, 2018, which is the Company's fiscal year end. Since the market value of the stock awards is based on the closing market price of the Company's Common Stock as of June 30, 2018, which was $42.89, some of the stock options outstanding for the NEO's currently have no intrinsic value, as the exercise price for those options is greater than the market price.

As used in this section:

  •
  "Death" refers to the death of an NEO;

  •
  "Disability" refers to the NEO becoming permanently and totally disabled during the term of the NEO's employment;

  •
  "Company Termination Without Cause" means that the NEO is fired without cause (as defined in the employment agreement);

  •
  "Change of Control Termination" means the occurrence of both a change of control and the constructive termination of the NEO within 24 months of the change; and

  •
  "Retirement" for the purpose of determining benefit under the stock plans, means all the following: (a) age 55, (b) five years of service, (c) age plus years of service is equal to at least 65, and (d) the NEO must have signed a non-compete agreement.

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
William J. Amelio
Severance	—	—	3,500,000	7,475,000	—
Settlement of previously vested stock options	403,352	403,352	403,352	403,352	403,352
Settlement of unvested stock options	—	—	—	693,943	—
Settlement of RSUs	1,918,384	—	—	1,918,384	—
Settlement of PSUs	2,622,795	2,622,795	—	5,391,058	—
Welfare benefits	—	—	34,650	67,530	—
Life insurance benefit	500,000	—	—	—	—
Pension	9,625	19,250	19,250	19,250	19,250
Restoration Plan	15,750	15,750	15,750	15,750	15,750
Thomas Liguori
Severance	—	—	1,000,000	3,169,400	—
Settlement of previously vested stock options	—	—	—	—	—
Settlement of unvested stock options	—	—	—	—	—
Settlement of RSUs	2,984,458	—	—	2,984,458	—
Settlement of PSUs	82,220	82,220	—	246,460	—
Welfare benefits	—	—	13,402	54,491	—
Life insurance benefit	500,000	—	—	—	—
Pension	—	—	—	—	—
Restoration Plan	—	—	—	—	—

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Peter G. Bartolotta
Severance	—	—	1,100,000	3,289,000	—
Settlement of previously vested stock options	809	809	809	809	809
Settlement of unvested stock options	—	—	—	155,090	—
Settlement of RSUs	309,580	—	—	309,580	—
Settlement of PSUs	398,277	398,277	—	917,932	—
Welfare benefits	—	—	17,014	74,588	—
Life insurance benefit	500,000	—	—	—	—
Pension	8,938	17,875	17,875	17,875	17,875
Restoration Plan	—	—	—	—	—
Philip R. Gallagher
Severance	—	—	1,545,000	3,378,700	—
Settlement of previously vested stock options	1,747,561	1,747,561	1,747,561	1,747,561	1,747,561
Settlement of unvested stock options	—	162,479	162,479	162,479	162,479
Settlement of RSUs	240,356	240,356	240,356	240,356	240,356
Settlement of PSUs	213,678	641,034	641,034	641,034	641,034
Welfare benefits	—	—	17,325	62,453	—
Life insurance benefit	500,000	—	—	—	—
Pension	16,631	33,262	33,262	33,262	33,262
Nonqualified retirement plans	2,132,150	2,937,415	2,937,415	2,937,415	2,937,415
MaryAnn G. Miller
Severance	—	—	—	2,840,500	—
Settlement of previously vested stock options	988,309	988,309	988,309	988,309	988,309
Settlement of unvested stock options	—	179,995	179,995	179,995	179,995
Settlement of RSUs	422,167	422,167	422,167	422,167	422,167
Settlement of PSUs	742,512	1,319,425	1,319,425	1,319,425	1,319,425
Welfare benefits	—	—	—	54,160	—
Life insurance benefit	500,000	—	—	—	—
Pension	145,635	291,270	291,270	291,270	291,270
Nonqualified retirement plans	2,039,440	2,109,382	2,109,382	2,109,382	2,109,382
Kenneth A. Jacobson
Severance	—	—	76,920	—	—
Settlement of previously vested stock options	—	—	—	—	—
Settlement of unvested stock options	—	—	—	—	—
Settlement of RSUs	416,376	—	—	—	—
Settlement of PSUs	—	—	—	—	—
Welfare benefits	—	—	—	—	—
Life insurance benefit	500,000	—	—	—	—
Pension	28,212	56,424	56,424	56,424	56,424
Restoration Plan	12,930	12,930	12,930	12,930	12,930
Kevin M. Moriarty
Severance	—	—	—	—	—
Settlement of previously vested stock options	—	—	—	—	—
Settlement of unvested stock options	—	—	—	—	—
Settlement of RSUs	—	—	—	—	—
Settlement of PSUs	—	—	—	—	—
Welfare benefits	—	—	—	—	—
Life insurance benefit	—	—	—	—	—
Pension	—	—	—	—	—
Restoration Plan	306,290	306,290	306,290	306,290	306,290

The employment agreement for Ms. Miller does not provide for a "severance payment" in the event of a termination by the Company without cause. Mr. Moriarty ceased serving as the Company's CFO subsequent to the end of fiscal 2017, and was not retirement eligible under the Company's equity compensation plans. As Mr. Moriarty ceased serving as an executive effective August 18, 2017, the Company paid his salary and cash incentive through the conclusion of his 90 day notification period, as reported in the Summary Compensation table. For purposes of the table above, it is assumed that the applicable notice period ended on June 30, 2018, which is the last business day of the Company's fiscal year 2018.

Since Ms. Miller and Mr. Gallagher are retirement eligible under the applicable equity compensation plans, the amount of potential payouts to them in the event of a disability or termination by the Company without cause is the same as that under "Retirement" because the amount received upon retirement is greater than would be received upon a disability or termination without cause. The amount included with respect to the SERP is calculated based on the present value of the benefit described above relating to Pension Benefits, discounted to reflect the earliest age at which the executive can begin receiving such benefit.

Executives receiving PSUs, including each of the NEOs except for Mr. Jacobson, would be entitled to receive a pro-rata number of performance shares in the case of death or disability and all the performance shares in the case of retirement or a change of control earned for a three-year performance cycle. As noted above, because Ms. Miller and Mr. Gallagher are retirement eligible under the applicable equity compensation plans, the value shown in the table above for PSU awards in the event of a disability equals the value earned upon retirement. The value shown for the settlement of PSUs in the table above is calculated with the assumption that the triggering event has occurred on June 30, 2018. Furthermore, the value of the PSU awards for the fiscal 2016 – fiscal 2018 performance cycle is included in the table above because, while the actual PSU payouts were not issued until Sept 2018, the PSU awards were fully vested on June 30, 2018. Additionally, the value of the PSUs covering the fiscal 2017 – fiscal 2019 and fiscal 2018 – fiscal 2020 performance periods assumes that the target number of shares is awarded to Ms. Miller and Mr. Gallagher. The value of RSUs reflected in the table above in all cases, other than termination without cause, equals the value of all RSUs allocated to the NEOs but not yet delivered at June 30, 2018. In the case of termination without cause, the value of RSUs is only applicable for those who are retirement eligible at June 30, 2018 — Ms. Miller and Mr. Gallagher.

CEO Pay Ratio

In compliance with the pay ratio disclosure requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company determined that the 2018 annual total compensation of the median compensated of all its employees who were employed as of April 1, 2018, other than its CEO, was $52,638. The CEO's 2018 annual total compensation was $7,164,491. The ratio of these amounts was 1:136.

The following summarizes the methodology, material assumptions, adjustments and estimates the Company used for calculating the CEO pay ratio:

  •
  Employee Measurement Date:  The Company utilized the entire global population of 15,212 eligible employees on April 1, 2018.

  •
  Exclusions:  Employees from the following non-US jurisdictions that collectively constitute 5% or less of the total global workforce were excluded: Czech Republic, Malaysia, Mexico, Philippines, and Poland. The total number of employees excluded was approximately 758. Therefore, the total number of US and non-US employees used in the final analysis was 3,676 and 10,778, respectively.

  •
  Compensation Time Period:  The Company measured compensation for the above employees using the 12-month period ending June 30, 2018.

  •
  Consistently Applied Compensation Measure:  Target total cash (base + target bonus) was selected as the consistently applied compensation measure used to identify the median employee. Base pay for hourly employees was calculated based on a reasonable estimate of hours worked in 2018, and on salary levels for all remaining employees.

  •
  Determining the Median Employee:  Using this methodology, the Company determined that its median employee was a full-time employee with wages for the 12-month period ending June 30, 2018 in the amount of $52,638.

With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the Summary Compensation Table included in this Proxy Statement.

PROPOSAL 3

TO AMEND AND RESTATE
THE AVNET EMPLOYEE STOCK PURCHASE PLAN

Description of Proposal

The Board of Directors is requesting that shareholders approve an amendment and restatement of the Avnet Employee Stock Purchase Plan (the "ESPP") to, among other things, increase the number of shares authorized for issuance under the ESPP.

The shareholders initially approved the ESPP at the Company's 1995 Annual Meeting. An aggregate of 500,000 shares of Common Stock were originally authorized for issuance under the ESPP. As the result of a stock split in September 2000 and additional increases approved by shareholders, a total of 4,500,000 shares have been authorized for issuance. As of August 31, 2018, approximately 86,062 shares continue to be reserved for sale under the ESPP.

Under the current proposal, the Board is requesting shareholder approval, as required by Section 423 of the Internal Revenue Code of 1986, as amended ("Section 423"), for an increase of 500,000 shares authorized for issuance under the Plan. Other revisions reflect the transition from the New York Stock Exchange to The Nasdaq Global Select Market and to reflect best practices. There are no revisions proposed on plan design or administration.

The summary description of the ESPP included below is qualified in its entirety by, and should be read in conjunction with, the text of the ESPP, a copy of which, as proposed to be amended and restated, is attached hereto as Appendix B.

Vote Required for Approval

For approval, this proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting. Abstentions are not counted in determining the votes cast. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such Common Stock on this proposal. Therefore, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

Vote Recommended

The Board recommends that shareholders vote FOR the proposal to amend and restate the Avnet Employee Stock Purchase Plan.

Unless otherwise directed by the shareholder, it is the intention of the persons named as proxies in the proxy card to vote each properly signed and returned proxy card FOR the proposal to amend and restate the Avnet Employee Stock Purchase Plan.

  Summary of the Plan

The purpose of the ESPP is to advance the interests of the Company and its shareholders by providing employees of the Company and its certain designated subsidiaries with an opportunity to acquire an ownership interest in the Company through the purchase of shares of its Common Stock on favorable terms through payroll deductions. Common Stock sold under the ESPP may be authorized but unissued shares of Common Stock, shares held in treasury or shares of Common Stock purchased by the Company.

The ESPP allows eligible employees to purchase shares of the Company's Common Stock at a discount. In general, any employee of the Company and certain of its subsidiaries is eligible to participate in the ESPP after three months of continuous employment on the basis of at least 20 hours per week.

To participate in the ESPP, an eligible employee must enroll and specify an amount to be contributed to the ESPP each pay period through payroll deductions. After the last business day of each month, each enrolled employee automatically purchases a whole number of shares of Common Stock determined by dividing the employee's accumulated payroll deductions by the "offer price" for the month (subject to certain limits described below). Pursuant to the ESPP, the offer price per share for each month is 95% of the closing price of a share of Common Stock on the last business day of the month.

The ESPP imposes the following limits on the amount of payroll deductions and the number of shares that an eligible employee may purchase under the ESPP:

  •
  The maximum number of shares that may be purchased in any month is 500 shares.

  •
  An eligible employee's cumulative payroll deductions for a calendar year may not exceed $23,750 per calendar year.

  •
  In any calendar year, the shares purchased by an eligible employee may not have a fair market value of more than $25,000. For purposes of this limitation, the fair market value of each share purchased is equal to the fair market value of the share on the first day of the month for which it is purchased.

  •
  An individual will not be eligible to participate in an offering if the individual would own shares of Common Stock and/or hold outstanding options to purchase shares of the Company's Common Stock equal to 5% or more of the total combined voting power or value of all classes of shares of the Company.

The ESPP is administered by a committee appointed by the Board of Directors. The committee has the authority to interpret all provisions of the ESPP.

The committee may at any time amend the ESPP to the extent it deems necessary or appropriate in light of, and consistent with, Section 423. However, any amendment that either changes the composition, functions or duties of the committee or modifies the terms and conditions pursuant to which options are granted under the ESPP must be approved by the Board of Directors.

The Board may amend any and all such provisions of the ESPP. Shareholder approval is required for any amendment to the extent (and only to the extent) required by Rule 16b-3under the Exchange Act or by Section 423.

The Board may terminate the ESPP at any time, except that the Board may not modify, cancel or amend any purchase right granted before such termination unless the affected participant consents in writing.

  Federal Income Tax Consequences of the Plan

The following is a summary of the U.S. federal income tax consequences of transactions under the ESPP based on current federal income tax laws. This summary is not intended to be exhaustive and does not discuss foreign, state or local income tax consequences, or gift, estate or other non-income tax consequences.

The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423.

Amounts withheld from an eligible employee's compensation to purchase Common Stock under the ESPP will constitute ordinary income for federal income tax purposes in the year in which such amounts would otherwise have been paid to the employee. Such amounts will be subject to normal employment and income tax withholding.

Participants do not recognize income for federal income tax purposes upon enrollment or purchase of Common Stock under the ESPP. All tax consequences related to the acquisition of Common Stock are deferred until the Common Stock are sold or otherwise disposed of, or the participant dies.

If a participant holds the Common Stock for at least two years after the first day of the month for which the Common Stock were purchased (the "Holding Period") any gain realized on the sale will be treated as ordinary income up to the lesser of (i) 5% of the fair market value of the Common Stock as of the first day of the month for which the Common Stock were purchased; or (ii) the actual gain (the amount by which the sale price exceeds the purchase price). All additional gain recognized upon the sale of the Common Stock is treated as long-term capital gain. If the sale price is less than the purchase price, the amount included in income will be zero and the participant will recognize a long-term capital loss equal to the difference between the sale price and the purchase price.

If a participant sells, gifts or otherwise disposes of the Common Stock before the expiration of the Holding Period (a "disqualifying disposition"), the participant must include in ordinary income the excess of the closing price per share on the purchase date over the purchase price. In addition, the participant will recognize a capital gain or loss equal to the sale price minus the participant's basis in the Common Stock. For purposes of this calculation, the participant's basis is the sum of the purchase price and the amount included in the participant's income. If the disposition occurs within one year after the purchase date, the capital gain or loss will be a short-term capital gain or loss. If the disposition occurs more than one year after the purchase date, the capital gain or loss will be a long-term capital gain or loss.

If a participant dies while owning Common Stock purchased under the ESPP, the participant's final income tax return must include income equal to the lesser of (a) the fair market value of the Common Stock at the time of death over the purchase price or (b) 5% of the fair market value of the Common Stock as of the first day of the month for which the Common Stock were purchased. When the Common Stock are sold, the difference between the sale price and the basis in the Common Stock (i.e., the sum of the amount paid for the Common Stock and the amount previously included in income) will be treated as a capital gain or loss.

In general, the Company may deduct from its income for federal income tax purposes the amount that the participant realizes ordinary income on a disqualifying disposition of the Common Stock. The Company may not take a deduction if the participant does not sell, gift or otherwise dispose of the Common Stock before the expiration of the Holding Period (or, if earlier, the participant's death).

  Plan Benefits Table

Because participation in the ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the ESPP Amendment is approved are not currently determinable. The table below contains the benefits or amounts that individuals and groups listed below have received under the ESPP since July 2, 2017, the beginning of the Company's fiscal 2018:

Participants	Number of Shares Purchased Under the ESPP
William J. Amelio Chief Executive Officer	606
All other current executive officers as a group	0
All employees (excluding all current executive officers) as a group	48,500

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal

The Audit Committee has approved the selection of KPMG LLP ("KPMG") to serve as the Company's independent registered public accounting firm for the fiscal year ending June 29, 2019.

In determining whether to reappoint the independent registered public accounting firm, the Audit Committee annually considers several factors including:

  •
  the firm's independence and objectivity;

  •
  the firm's capability and expertise in handling the breadth and complexity of the Company's global operations, including the expertise and capability of the lead audit partner;

  •
  historical and recent performance, including the extent and quality of the firm's communications with the Audit Committee, and management's views of the firm's overall performance;

  •
  data related to audit quality and performance, including recent Public Company Accounting Oversight Board inspection reports on the firm; and

  •
  the appropriateness of the firm's fees, both on an absolute basis and as compared with its peers.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2017 and 2018, please see "Principal Accounting Firm Fees."

The Company expects that representatives of KPMG LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement as they may desire, and will be available to respond to appropriate questions from shareholders.

Vote Required For Approval

For approval, this proposal requires the affirmative vote of the majority of the votes cast by the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting. Abstentions are not counted in determining the votes cast. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received timely voting instructions from the beneficial owners.

Vote Recommended

The Board recommends that shareholders vote FOR the ratification of KPMG LLP as the Company's independent registered public accounting firm for Fiscal 2019.

Unless otherwise directed by the shareholder, it is the intention of the persons named as proxies in the proxy card to vote each properly signed and returned proxy card FOR the ratification of KPMG LLP as the Company's independent registered public accounting firm for Fiscal 2019.

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company's independent registered public accounting firm, in both fiscal 2018 and fiscal 2017. All the services described in the table were approved in conformity with the Audit Committee's pre-approval process for independent registered public accounting firm fees.

	Fiscal 2018	Fiscal 2017
Audit Services	$5,400,000	$10,384,000
Audit-Related Services	89,000	97,000
Tax Services	878,000	1,055,000

TOTAL	$6,367,000	$11,536,000

Audit Services.    In both fiscal years, Audit Services consisted of work performed by the principal auditor associated with the audit of the Company's consolidated financial statements, including reviews performed on the Company's Form 10-Q filings, certain statutory audits required for the Company's subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also included assistance with registration statements filed by the Company, including consents. Included in 2017 is approximately $4.8 million of fees associated with the divestiture of Technology Solutions including fees for its separate financial statement audit.

Audit-Related Services.    Audit-Related Services included certain compliance-related and training services and, in both fiscal years, a subscription to certain KPMG LLP proprietary accounting research databases.

Tax Services.    In both fiscal years, Tax Services consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits and tax advice associated with organizational structure.

All services to be provided by the Company's independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an "External Auditor Scope of Services Policy," which requires the Audit Committee's pre-approval of all services to be performed by the Company's independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve individual projects up to $250,000 with the total for such projects not to exceed $500,000, and must then report them to the full Audit Committee by the next Audit Committee meeting. Management provides quarterly reports to the Audit Committee for pre-approval related to the fees for all projects requiring services by KPMG LLP. All services performed and related fees billed by KPMG LLP during fiscal year 2018 and fiscal year 2017 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company's financial statements, the independence, qualification and performance of the Company's corporate internal audit function and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee evaluates and assesses the effectiveness of the Audit Committee and the adequacy of its charter on an annual basis. The charter is available on the Company's website at www.ir.avnet.com/documents-charters.

The Audit Committee monitors the activities and performance of the Company's internal audit function, including scope of reviews, department staffing levels, and reporting and follow-up procedures. The Audit Committee also oversees policies with respect to risk assessment and risk management. In addition, the Audit Committee oversees the Company's internal ethics and compliance program and receives quarterly reports from the General Counsel or Chief Ethics and Compliance Officer. The Audit Committee also meets regularly with KPMG LLP, the Company's independent registered public accounting firm ("KPMG"), in executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company's financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company's financial results before publication of the Company's quarterly earnings press releases and the filing of the Company's quarterly reports on Form 10-Q and annual report on Form 10-K. The Audit Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company's independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Audit Committee on the nature and fee amounts for all such pre-approved services.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2018 with management and KPMG. This review included a discussion with KPMG and management of the Company's accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting policies, and the conduct of the audit. The Audit Committee has discussed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board ("PCAOB") standards. The Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB and the Audit Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Audit Committee its internal quality control procedures. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended June 30, 2018, for filing with the Securities and Exchange Commission.

Michael A. Bradley, Chair	Rodney C. Adkins
J. Veronica Biggins	Jo Ann Jenkins
Oleg Khaykin	William H. Schumann, III

SHAREHOLDER PROPOSALS AND NOMINATIONS

In regards to the 2018 Annual Meeting, the Company did not receive a request from any shareholder that a matter be submitted to a vote at the Annual Meeting or that a Director nominee be included in the Company's 2018 proxy statement.

Under rules of the SEC, and pursuant to the Company's By-laws, shareholders may submit proposals that they believe should be voted on at the 2019 Annual Meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Exchange Act, certain shareholder proposals may be eligible to be included in the Company's 2019 proxy statement. Such shareholder proposals must be submitted, along with proof of ownership of the Company's Common Stock and other required materials, in accordance with Rule 14a-8(b) to the Company's Corporate Secretary at: Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by June 1, 2019.

For information regarding how to nominate a Director for consideration by the Corporate Governance Committee, please see "Corporate Governance — Director Nominations" in this Proxy Statement.

Alternatively, under the Company's By-laws, any shareholder wishing to appear at the 2019 Annual Meeting and submit a proposal or nominate a person as a Director candidate must submit the proposal or nomination to the Company's Corporate Secretary not earlier than May 2, 2019, and not later than June 1, 2019 and comply with the requirements of the Company's By-laws. Any such shareholder proposal or Director nomination will not appear in the Company's proxy statement.

The persons named as proxies in the proxy materials relating to the 2019 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

If notice is received by the Company after June 1, 2019, then such notice will be considered untimely. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS WITH SAME LAST NAME AND ADDRESS

Pursuant to the rules of the SEC, the Company is sending only a single copy of its proxy materials or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing the Company's Common Stock at two different brokerage firms, your household will receive two copies of the Company's proxy materials, one from each brokerage firm.

If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations by mail to Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or by email to investorrelations@avnet.com. Similarly, you may also contact the Company if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

GENERAL

Upon written request of any shareholder entitled to receive this Proxy Statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the SEC. Any such request should be addressed to Harvey Woodford, Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. This request must include a representation by the shareholder that as of September 18, 2018, the shareholder is entitled to vote at the Annual Meeting.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.
THE COMPANY APPRECIATES YOUR PROMPT RESPONSE!

Appendix A

RECONCILIATION OF NON-GAAP MEASURES

The table below presents a reconciliation of each non-GAAP financial measure included in this Proxy Statement to the most comparable GAAP financial measure for the fiscal years 2018 through 2016.

	Fiscal Year 2018		Diluted Earnings/ (Loss) Per Share from Continuing Operations
	Operating Income	Income (Loss) from Continuing Operations
	(thousands except per share data)
GAAP results	$230,516	$(142,889)	$(1.19)
Restructuring, integration and other expenses	145,125	103,665	0.86
Goodwill impairment expense	181,440	181,440	1.52
Amortization of intangible assets and other	91,923	73,367	0.61
Foreign currency (gain) loss and other expenses	—	(6,268)	(0.05)
Income tax adjustments	—	218,444	1.82

Total adjustments	418,488	570,648	4.76

Adjusted results	$649,004	$427,759	$3.57

	Fiscal Year 2017
			Diluted Earnings Per Share from Continuing Operations
	Operating Income	Income from Continuing Operations
	(thousands except per share data)
GAAP results	$461,400	$263,351	$2.05
Restructuring, integration and other expenses	137,415	92,012	0.73
Amortization of intangible assets and other	54,526	39,856	0.32
Unrealized gain on marketable securities and other	—	(616)	(0.01)
Acquisition related FX hedging and financing costs	—	36,739	0.28
Income tax adjustments	—	(14,695)	(0.13)

Total adjustments	191,941	$153,296	1.19

Adjusted results	$653,341	$416,647	$3.24

	Fiscal Year 2016
			Diluted Earnings Per Share from Continuing Operations
	Operating Income	Income from Continuing Operations
	(thousands except per share data)
GAAP results	$572,912	$390,909	$2.93
Restructuring, integration and other expenses	44,761	29,298	0.22
Amortization of intangible assets and other	9,784	7,186	0.05
Income tax adjustments	—	(23,753)	(0.18)

Total adjustments	54,545	12,731	0.09

Adjusted results	$627,457	$403,640	$3.02

The Company believes that operating income adjusted for the impact of the items identified above is a useful measure to help shareholders better assess and understand the Company's operating

A-1

performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of the Company's normal operating results or non-cash in nature. The Company analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business.

The Company believes income from continuing operations and diluted earnings per share from continuing operations, as adjusted for the impact of the items identified above, is a useful measure to shareholders because it provides a measure of the Company's net profitability on a more comparable basis to historical periods. Additionally, because of management's focus on generating shareholder value, of which net profitability is a primary driver, management believes income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of these items, provides an important measure of the Company's net results of operations.

For a detailed description of the items adjusting the GAAP results in the table above, refer to the respective fiscal year's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

A-2

Appendix B

AVNET EMPLOYEE STOCK PURCHASE PLAN
(2018 Restatement)

 AVNET EMPLOYEE STOCK PURCHASE PLAN
(2018 Restatement)

 AVNET EMPLOYEE STOCK PURCHASE PLAN
(2018 Restatement)

1.    Purpose and History.

The purpose of this Avnet Employee Stock Purchase Plan (the "Plan") is to advance the interests of Avnet, Inc, a New York corporation ("the Company"), and its shareholders by providing Eligible Employees (as defined in Section 2(g), below) of the Company and its Designated Subsidiaries (as defined in Section 2(f), below) with an opportunity to acquire an ownership interest in the Company by purchasing Common Stock of the Company on favorable terms through payroll deductions. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of section 423 of the Code.

The Plan was originally effective on October 1, 1995. This amendment and restatement of the Plan is effective as of the first Offering Date (as defined below) that occurs after this amendment and restatement of the Plan is approved by the Company's shareholders at the Company's 2018 Annual Meeting (the "Effective Date").

2.    Definitions.

(a)   "Board" means the Board of Directors of the Company.

(b)   "Business Day" means a day when the Stock Exchange is open.

(c)   "Common Stock" means the common stock, par value $1.00 per share, of the Company, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with Section 13.

(d)   "Committee" means the entity administering the Plan, as provided in Section 3, below.

(e)   "Compensation" means the total cash compensation, including salary, wages, overtime pay, and bonuses, paid to an Eligible Employee by reason of his employment with the Company or a Designated Subsidiary (determined prior to any reduction thereof by operation of a salary reduction election under a plan described in section 401(k) of the Code or section 125 of the Code), as reported on IRS Form W-2, but excluding any amounts not paid in cash which are required to be accounted for as imputed income on IRS Form W-2, any reimbursements of expenses and equity-based awards.

(f)    "Designated Subsidiary" means a Subsidiary that has been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan. Notwithstanding any other provision of the Plan, only those Subsidiaries in the United States of America or Canada may be Designated Subsidiaries under the Plan.

(g)   "Eligible Employee" means, with respect to any Offering, an individual who is an Employee at all times during the period beginning three (3) months before the Offering Date and ending on the Offering Date. In accordance with Treas. Reg. §1.421-1(h)(2), an Employee will be considered to be employed during military or sick leave or any other bona fide leave of absence that does not exceed three months and during any period longer than three months if his right to reemployment is guaranteed by statute or contract.

(h)   "Employee" means any person, including an Insider, who, as of a particular Offering Date, is employed by the Company or one of its Designated Subsidiaries, exclusive of any such person whose customary employment with the Company or a Designated Subsidiary is for less than 20 hours per week.

(i)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)    "Fair Market Value" generally means, with respect to any share of Common Stock, as of any date under the Plan, the closing price of the Common Stock on the Stock Exchange on a particular date.

(k)   "Insider" means any Participant who is subject to section 16 of the Exchange Act.

(l)    "Offering" means any of the offerings to Participants of options to purchase Common Stock under the Plan, each continuing for one month, as described in Section 5, below.

(m)  "Offering Date" means the first day of the period of an Offering under the Plan, as described in Section 5, below.

(n)   "Option Price" means 95% of the Fair Market Value of one share of Common Stock on the Termination Date.

(o)   "Participant" means an Eligible Employee who elects to participate in one or more Offerings under the Plan pursuant to Section 6, below.

(p)   "Securities Act" means the Securities Act of 1933, as amended.

(q)   "Stock Exchange" means the national securities exchange or quotation system constituting the primary market for the Common Stock.

(r)    "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations, beginning with the Company, if, at the time an option is granted under the Plan, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)   "Termination Date" means the last day of the period of an Offering under the Plan, as described in Section 5, below.

3.    Plan Administration.

(a)   Committee Members.

The administration of the Plan shall be under the supervision of the committee for the Plan (the "Committee") appointed by the Board from time to time. Members of the Committee shall serve at the pleasure of the Board and may be removed by the Board at any time without prior written notice. A Committee member may resign by giving written notice to the Board; provided, however, that an individual shall automatically cease to be a Committee member upon his termination of employment with the Company (or a Designated Subsidiary) or separation from the Board, as applicable.

(b)   Powers and Duties of the Committee.

The Committee shall have full power to administer the Plan in all of its details, subject to the requirements of applicable law. For this purpose, the Committee's powers shall include the following authority, in addition to all other powers provided by this Plan:

    (i)  To adopt and apply, in a uniform and nondiscriminatory manner to all persons similarly situated, such rules and regulations as it deems necessary or proper for the efficient and proper administration of the Plan, including the establishment of any claims procedures that may include a requirement that all disputes that cannot be resolved between a Participant and the Committee will be subject to binding arbitration;

    (ii)  To interpret the Plan and decide all questions concerning the Plan, such as the eligibility of any person to participate in the Plan, and the respective benefits and rights of Participants and others entitled thereto and the exclusive power to remedy ambiguities, inconsistencies and omissions in the terms of the Plan;

   (iii)  To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

   (iv)  To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan;

   (v)  To prescribe such forms as may be necessary or appropriate for Eligible Employees to make elections under the Plan or to otherwise administer the Plan; and

   (vi)  To do such other acts as it deems necessary or appropriate to administer the Plan in accordance with its terms, or as may be provided for or required by law.

(c)   Committee Action.

The certificate of a Committee member designated by the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on, or subject to, the certificate. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee, made by the Committee in good faith shall be final and binding on all persons. A majority of the members of the Committee shall constitute a quorum. The Committee shall act by majority approval of the members and shall keep minutes of its meetings. Action of the Committee may be taken without a meeting if unanimous written consent is given. Copies of minutes of the Committee's meetings and of its actions by written consent shall be kept with the corporate records of the Company.

(d)   Exoneration of Committee Members.

No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company hereby agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, any Committee member against any and all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was not due to the gross negligence or willful misconduct of the Committee member.

4.    Eligibility to Participate in Offerings.

(a)   An Eligible Employee is entitled to participate in Offerings in accordance with Sections 5 and 6, beginning with the first Offering Date after the Employee becomes an Eligible Employee, subject to the limitations imposed by section 423 of the Code.

(b)   Notwithstanding any other provision of the Plan, no Employee shall be granted an option under the Plan if immediately after the grant, the Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to section 424(d) of the Code) would own shares of stock and/or hold outstanding options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary.

5.    Offerings.

Options to purchase shares of Common Stock shall be offered to Participants under the Plan through a continuous series of Offerings, each beginning on the first Business Day of the month (the "Offering Date"), and terminating on the last Business Day of such month (the "Termination Date"). Offerings under the Plan shall continue until either (a) the Committee decides, in its sole discretion, that no further Offerings shall be made because the Common Stock remaining available under the Plan is insufficient to make an Offering to all Eligible Employees, or (b) the Plan is terminated in accordance with Section 17, below. Notwithstanding the foregoing, Offerings shall be limited under the Plan so that no Eligible Employee will be permitted to purchase shares of Common Stock under all "employee stock purchase plans" (within the meaning of section 423 of the Code) of the Company and its Subsidiaries in excess of $25,000 of the Fair Market Value of such shares of Common Stock (determined with respect to each share as of the applicable Offering Date) for each calendar year in which an Offering is outstanding at any time.

6.    Participation in Offerings.

(a)   An Eligible Employee may participate in Offerings under the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company (the "Participation Form") and filing the Participation Form with the Company. The Participation Form shall be effective no later than the first Offering that starts at least 15 days after the completed Participation Form is received by the Company.

(b)   Subject to Section 7(a), below, payroll deductions for a Participant shall begin with the first paydate after the Offering Date as of which the Participant's Participation Form has become effective and shall continue until the Plan is terminated, subject to earlier termination by the Participant as provided in Section 11, below, or increases or decreases by the Participant in the amount of payroll deductions as provided in Section 7(c), below.

7.    Payroll Deductions.

(a)   By completing and filing a Participation Form, an Eligible Employee shall elect to have payroll deductions withheld from his total Compensation on each paydate (including paydates covering regular payroll, commissions and bonuses) during the time he is a Participant in the Plan in such amount as he shall designate on the Participation Form; provided, however, that: (i) payroll deductions must be in such percentages or whole dollar amounts, as determined by rules established by the Committee, as in effect and amended from time to time; (ii) the Committee may establish rules limiting the amount of an Eligible Employee's payroll deductions, except that any percentage or dollar limitation must apply uniformly to all Eligible Employees; (iii) and each Participant's payroll deductions must be equal to at least the minimum percentage or dollar amount established by the Committee from time to time, and no more than $23,750 (U.S.) per calendar year.

(b)   All payroll deductions authorized by a Participant shall be credited to an account established under the Plan for the Participant. The funds represented by such account shall be held as part of the Company's general assets, usable for any corporate purpose, and the Company shall not be obligated to segregate such funds. A Participant may not make any separate cash payment or contribution to such account.

(c)   No increases or decreases of the amount of payroll deductions for a Participant may be made during an Offering. A Participant may increase or decrease the amount of his payroll deductions under the Plan for subsequent Offerings by completing an amended Participation Form and filing it with the Company (pursuant to such standards and procedures established by the Committee). Such amended Participation Form shall be effective as of the first Offering Date that starts at least 15 days after the amended Participation Form is received by the Company.

(d)   A Participant may discontinue his participation in the Plan at any time as provided in Section 11, below.

8.    Grant of Option.

On each Offering Date, each Participant shall be granted (by operation of the Plan) an option to purchase (at the Option Price) as many shares of Common Stock as he will be able to purchase with the payroll deductions credited to his account during his participation in the Offering beginning on such Offering Date. Notwithstanding the foregoing, the number of shares of Common Stock that an Employee may purchase under an Offering may not exceed the lesser of 500 (as may be adjusted from time to time under Section 13(b)) or the maximum number that may be purchased under the $25,000 rule described in Section 5, above.

9.    Exercise of Option.

(a)   Unless a Participant gives written notice to the Company as provided in Section 9(c), below, or withdraws from the Plan pursuant to Section 11, below, his option for the purchase of shares of Common Stock granted under an Offering shall be exercised automatically at the Termination Date of such Offering for the purchase of the number of shares of Common Stock that the accumulated payroll deductions in his account on such Termination Date will purchase at the applicable Option Price (subject to the limits required by the Plan). Any accumulated payroll deductions not used to purchase shares by reason of a limit required by the Plan shall be returned to the Participant; provided, however, that an amount less than the Fair Market Value of a share on the Termination Date may be carried over to a subsequent Offering.

(b)   No Participant (or any person claiming through such Participant) shall have any interest in any Common Stock subject to an option under the Plan until such option has been exercised, at which point such interest shall be limited to the interest of a purchaser of the Common Stock pending the delivery of such Common Stock in accordance with Section 10, below. During his lifetime, a Participant's option to purchase shares of Common Stock under the Plan is exercisable only by him.

(c)   A Participant who has initiated payroll deductions and does not wish to exercise his option may terminate his participation in the Plan and withdraw such payroll deductions by following the procedures set forth in Section 11, below, the day before the end of the Business Day on the applicable Termination Date.

10.    Delivery.

As promptly as practicable after the Termination Date of each Offering, the Company will deliver, or cause to be delivered, on behalf of each Participant, a certificate representing the shares of Common Stock purchased upon exercise of his option granted for such Offering to a brokerage firm designated by the Company that has rights to execute trades on the Stock Exchange. Such shares will be deposited in an account established for the Participant at a brokerage firm selected by the Committee and may be held in street name.

11.    Withdrawal; Termination of Employment.

(a)   A Participant may terminate his participation in the Plan and withdraw all, but not less than all, of the payroll deductions credited to his account under the Plan at any time prior to the end of the Business Day prior to the a Termination Date corresponding to an Offering, by giving written notice to the Company. Such notice shall state that the Participant wishes to terminate his involvement in the Plan. All of the Participant's payroll deductions credited to his account will be paid to him as soon as practicable after withdrawal, and his option for such Offering will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering or for any subsequent offering, except in accordance with a new Participation Form filed pursuant to Section 6, above.

(b)   Upon termination, or notice of termination, of a Participant's employment for any reason, including retirement or death, any payroll deductions authorized under Section 7 shall be canceled immediately. Thereafter, any payroll deductions that were previously accumulated in the Participant's account prior to his termination or notice of termination shall be applied in accordance with the provisions of Section 9. However, if a termination of employment precludes an Employee from being classified as an Eligible Employee with respect to an Offering, then the payroll deductions accumulated in his account shall be returned to him as soon as practicable after such termination or, in the case of his death, to the person or persons entitled thereto under Section 14, below, and his option will be automatically canceled. For purposes of the Plan, the termination date of employment shall be the Participant's last date of actual employment and shall not include any period during which such Participant receives any severance payments. A transfer of employment between the Company and a Designated Subsidiary or between one

Designated Subsidiary and another Designated Subsidiary, or an absence or leave described in Section 2(g), shall not be deemed a termination of employment under this Section 11(b).

(c)   A Participant's termination and withdrawal pursuant to Section 11(a), above, shall not have any effect upon his eligibility to participate in a subsequent Offering by completing and filing a new Participation Form pursuant to Section 6, above, or in any similar plan that may hereafter be adopted by the Company.

12.    Interest.

No interest shall accrue on a Participant's payroll deductions under the Plan.

13.    Stock Subject to the Plan.

(a)   The maximum number of shares of Common Stock reserved for sale under the Plan shall be 5,000,000 shares, minus the sum of the shares sold under the Plan from the time of inception until immediately prior to the Effective Date, and subject to adjustment upon changes in capitalization of the Company as provided in Section 13(b), below. The shares to be sold to Participants under the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued and may be derived from shares of Common Stock purchased by the Company. If, on any Termination Date, the total number of shares of Common Stock that would otherwise be subject to options granted pursuant to Section 8, above, exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares of Common Stock remaining available for issuance in a uniform and equitable manner determined by the Committee. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall return any excess funds accumulated in each Participant's account as soon as practicable after the Termination Date of such Offering.

(b)   If any option under the Plan is exercised after any Common Stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Common Stock or the like, the number of shares of Common Stock to which such option shall be applicable and the Option Price for such Common Stock shall be appropriately adjusted by the Company.

14.    Disposition Upon Death.

If a Participant dies, shares of Common Stock and/or cash, if any, attributable to the Participant's account under the Plan (when cash or shares of Common Stock are held for his account) shall be delivered to the executor or administrator of the estate of the Participant; or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    Transferability.

Neither payroll deductions credited to a Participant's account nor any rights relating to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14, above) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11(a), above.

16.    Share Transfer Restrictions.

(a)   Shares of Common Stock shall not be issued under the Plan unless such issuance is either registered under the Securities Act and applicable state securities laws or is exempt from such registrations.

(b)   Shares of Common Stock issued under the Plan may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of (whether voluntarily or involuntarily), except pursuant to registration under the Securities Act and applicable state securities laws, or pursuant to exemptions from such registrations.

17.    Amendment or Termination.

(a)   The Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate in light of, and consistent with, section 423 of the Code; provided, however, that any amendment that either changes the composition, function or duties of the Committee or modifies the terms and conditions pursuant to which options are granted hereunder must be approved by the Board.

(b)   The Board also may terminate the Plan or the granting of options pursuant to the Plan at any time; provided, however, that, except as provided under Section 13(b), the Board shall not have the right to modify, cancel or amend any outstanding option granted pursuant to the Plan before such termination unless each Participant consents in writing to such modification, amendment or cancellation.

(c)   Notwithstanding the foregoing, no amendment adopted by either the Committee or the Board shall be effective, without approval of the shareholders of the Company, if shareholder approval of the amendment is then required under section 423 of the Code.

18.    Notices.

All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.

19.    Miscellaneous.

(a)   Rules of Construction.

Whenever used in the Plan, except as otherwise expressly provided, (i) words in the masculine gender shall be deemed to refer to females as well as to males; (ii) words in the singular shall be deemed to refer also to the plural; (iii) the word "include" shall mean "including but not limited to"; (iv) references to a statute or regulation or statutory or regulatory provision shall refer to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder; (v) references to a law shall include any statute, regulation, rule, court case, or other requirement established by an exchange or a governmental authority or agency, and applicable law shall include any tax law that imposes requirements in order to avoid adverse tax consequences; and (vi) references to Sections shall be to sections of the Plan.

(b)   Headings and Captions.

The headings to Sections, subsections, and paragraphs of the Plan are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(c)   Governing Law.

The Plan shall be interpreted and construed in accordance with the internal laws of the State of New York to the extent that such laws are not superseded by the federal laws of the United States of America.

(d)   Plan Not A Contract of Employment.

The Plan does not constitute a contract of employment, and participation in the Plan does not give any Employee or Participant the right to be retained in the employ of the Company or a Designated Subsidiary, nor give any person a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

AVNET, INC. 2211 SOUTH 47TH STREET PHOENIX, AZ 85034

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/15/2018 for shares held directly and by 11:59 P.M. ET on 11/13/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and  annual  reports  electronically  via  e-mail  or  the  Internet.  To  sign  up  for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/15/2018 for shares held directly and by 11:59 P.M. ET on 11/13/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH

AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1a.	Rodney C. Adkins	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

1b.	William J. Amelio	☐	☐	☐	2.	Advisory vote on executive compensation.	☐	☐	☐

1c.	Michael A. Bradley	☐	☐	☐	3.	Approval of the Amended and Restated Avnet Employee Stock Purchase Plan (2018 Restatement).	☐	☐	☐

1d.	R. Kerry Clark	☐	☐	☐

1e.	Brenda L. Freeman	☐	☐	☐	4.	Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 29, 2019.	☐	☐	☐

1f.	Jo Ann Jenkins	☐	☐	☐

1g.	Oleg Khaykin	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1h.	James A. Lawrence	☐	☐	☐

1i.	Avid Modjtabai	☐	☐	☐

1j.	William H. Schumann III	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

Friday, November 16, 2018

8:00 a.m. (local time)

Avnet, Inc.

2211 South 47th Street

Phoenix, AZ 85034

You may vote through the Internet, by telephone or by mail.

Please read the card carefully for instructions.

However you decide to vote, your presence, in person or by proxy,

at the Annual Meeting of Shareholders is important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

AVNET, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the

Annual Meeting of Shareholders on November 16, 2018

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Harvey Woodford and Joy Newborg, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time, at Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, on November 16, 2018, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of the ten persons named on the reverse side as directors, FOR the approval of the advisory vote on executive compensation, FOR the approval of the Amended and Restated Avnet Employee Stock Purchase Plan, and FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 29, 2019 and (ii) to vote, in their discretion, with respect to other such matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side